UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to section 240.14a-12

BROOKS AUTOMATION, INC.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date filed:

2019 Proxy Statement
& Annual Meeting of Stockholders

Brooks

Notice of Annual Meeting of
Stockholders of Brooks Automation, Inc.

Friday, January 24, 2020

10:00 a.m. Eastern Standard Time,

Four Seasons Hotel Boston, 200 Boylston Street,
Boston, Massachusetts 02116

RECORD DATE: NOVEMBER 25, 2019

MEETING AGENDA
•	To elect nine director nominees
•	To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed in this proxy statement
•	To ratify PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for the 2020 fiscal year

The stockholders will also act on any other business as may properly come before the meeting.

How to Vote Your Shares
You may submit proxies by completing, signing and dating the proxy card and mailing it in the accompanying pre-addressed envelope.
You may submit proxies by telephone until 11:59 p.m. (Eastern Time) on January 23, 2020 for shares held directly and until 11:59 p.m. (Eastern Time) on January 21, 2020 for shares held in a Plan by calling 1-800-690-6903. The proxy card includes instructions on submitting proxies by telephone.

You may submit proxies using the Internet until 11:59 p.m. (Eastern Time) on January 23, 2020 for shares held directly and until 11:59 p.m. (Eastern Time) on January 21, 2020 for shares held in a Plan by visiting www.proxyvote.com. The proxy card includes instructions on submitting proxies using the Internet.

If you hold shares in a brokerage account, you should follow the instructions provided by your broker to vote your shares by mail, telephone or electronically via the Internet.

All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting we urge you to complete a proxy telephonically, electronically or by mail.

By Order of the Board of Directors

JASON W. JOSEPH,
Senior Vice President, General Counsel and Secretary
Chelmsford, Massachusetts
December 17, 2019

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be held on January 24, 2020. On December 17, 2019, we began mailing to our stockholders this proxy statement for our 2020 Annual Meeting of Stockholders and our annual report. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 are available at our website at www.brooks.com. They are also available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, which is the mailing address of the Company’s principal executive offices. In addition, you may access these materials at www.proxyvote.com, which does not have “cookies” that identify visitors to the site.

BROOKS AUTOMATION, INC. PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 24, 2020

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Brooks Automation, Inc., a Delaware corporation (“we”, “us”, “Brooks” or the “Company”), for use at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel Boston, 200 Boylston Street, Boston, Massachusetts, 02116 on January 24, 2020, at 10:00 a.m., local time, and at any adjournment or postponement thereof (the “Annual Meeting”).

We expect to begin mailing this proxy statement and the accompanying proxy materials to stockholders on or about December 17, 2019.

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, as filed with the Securities and Exchange Commission (“SEC”), is included as the Annual Report to Stockholders being mailed to our stockholders with this proxy statement. Copies are also available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, which is the mailing address of the Company’s principal executive offices, and, as noted below, it can also be obtained via the Internet. Exhibits will be provided upon written request and payment of an appropriate processing fee.

GENERAL INFORMATION

Record Date, Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on November 25, 2019 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding and entitled to vote 73,617,759 shares of our Common Stock, $.01 par value (the “Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock held of record on that date and may vote such shares either in person or by proxy. A list of the stockholders of record will be available at the Annual Meeting and during the 10 days prior to the Annual Meeting at our principal executive offices located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824.

Electronic Distribution

This proxy statement, our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and the proxy card are available at: www.proxyvote.com.

Solicitation

The proxy relating to the Annual Meeting is solicited on behalf of our Board of Directors, and we will bear the cost of such solicitation. Our officers and regular employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees, certain other fiduciaries and institutions their reasonable expenses incurred in forwarding proxy materials to the beneficial owners of the securities held by them and obtaining authority to execute proxies.

Quorum and Required Vote

The holders of a majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. “Broker non-votes” are shares held by brokers or nominees that are present in person or represented by proxy at the Annual Meeting, but not voted on a particular matter because (i) instructions have not been received from the beneficial owner and (ii) the brokers do not have discretionary voting authority to vote on such matter or the broker chooses not to vote on a matter for which it does have discretionary voting authority. A broker may not vote on “non-routine” matters without receiving specific voting instructions from the beneficial owner.

Broker discretionary voting

If shares are held by a broker, the broker will ask the beneficial owner for instructions to vote the shares. If instructions are provided, the broker must vote the shares as directed. If instructions are not provided, the broker’s ability to vote the shares depends on the proposal. At the Annual Meeting and any and all adjournments or postponements thereof, brokers may submit a vote on the ratification of the appointment of the independent registered accounting firm even if it does not receive instructions from the beneficial owner. For all other proposals, including the election of directors, and matters related to executive compensation, the broker may not vote unless the broker receives specific instructions from the beneficial owner. We urge each stockholder to provide instructions to its broker so that your votes may be counted on these important matters.

BROOKS AUTOMATION – 2019 Proxy Statement 1

GENERAL INFORMATION

Proposal No. 1: Election of Directors for a One-Year Term

For the election of directors, you may either vote “for” a director or “withhold” your vote for such director. An affirmative vote of a plurality of votes properly cast, in person or by proxy, is required for the election of each of the nominees. Broker non-votes will have no effect on the voting outcome with respect to the election of directors.

Proposal No. 2: Advisory Vote on Executive Compensation

For the advisory vote to approve executive compensation, you may either vote “for,” “against” or “abstain.” Although this proposal asks for a non-binding, advisory vote, we will consider an affirmative vote of a majority of the votes cast affirmatively or negatively as approval of Proposal No. 2. We value the opinions expressed by our stockholders in this advisory vote, and our Human Resources and Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our executive compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Proposal No. 3: Ratification of the Company’s Independent Registered Public Accounting Firm

For the proposal to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm, you may either vote “for,” “against” or “abstain.” An affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve Proposal No. 3. Abstentions will have no effect on the results of the vote on Proposal No. 3. We do not expect there will be any broker non-votes on this matter as the approval of Proposal No. 3 is considered to be routine and a broker or other nominee is generally empowered to vote on such routine proposals, however, if we do have any broker non-votes they will not affect the voting outcome.

Voting of Proxies

General

If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, Inc., you are considered the stockholder of record, or record holder, of those shares. In that case these proxy materials have been sent directly to you and you have the right with these proxy materials to grant your proxy directly to Brooks or to vote in person or by mail, telephone or via the Internet as described below.

If your shares of Common Stock are held in a brokerage account (street name) or by another person on your behalf, you are considered to be the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card, and you are also invited to attend the Annual Meeting.

Proxies Without Voting Instructions

Proxies that are properly submitted and dated but which do not contain voting instructions will be voted for the election of the nominees as directors described in this proxy statement, for the approval of the non-binding vote on executive compensation, and for the ratification of the selection of PwC as the Company’s independent registered accounting firm for the 2020 fiscal year. If any other matters properly come before the Annual Meeting, proxies will be voted by the authorized proxies in accordance with their best judgment.

Voting Shares held through Broker by Proxy

If your shares of Common Stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker on a voting instruction card regarding how to instruct your broker to vote your shares. In the absence of such instructions, the broker will be able to vote your shares on matters with respect to which it has discretionary voting power. The broker will have discretionary voting power only with respect to the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the 2020 fiscal year, but not with respect to the election of the nine nominees for director or the advisory vote on executive compensation.

Voting of Shares held through Broker in Person

If your shares of Common Stock are held by your broker or other nominee and you wish to vote those shares in person at the Annual Meeting, you must obtain from the broker or other nominee holding your shares a properly executed legal proxy, identifying you as a stockholder, authorizing you to act on behalf of the broker or other nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

2 BROOKS AUTOMATION – 2019 Proxy Statement

GENERAL INFORMATION

Other Matters

If you sign and return the enclosed proxy card or vote your shares over the telephone or via the Internet, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Annual Meeting, including any adjournment or postponement thereof. Other matters that may be properly brought before the Annual Meeting, unless otherwise provided in our certificate of incorporation or by-laws or by statute, will be approved if they receive a majority of the votes properly cast on the matter. Our management does not presently know of any other matters to be brought before the Annual Meeting.

Voting Procedures

There are several ways in which you or your representative can vote your shares, as follows:

Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Stockholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote by mail by completing, signing and dating the voting instruction card provided by their broker, trustee or nominee and mailing it in the accompanying pre-addressed envelope.

Stockholders of record may submit proxies by telephone until 11:59 p.m. (Eastern Time) on January 23, 2020 for shares held directly and until 11:59 p.m. (Eastern Time) on January 21, 2020 for shares held in a Plan. The proxy card includes instructions on submitting proxies by telephone. Most stockholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote by telephone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Please see the voting instruction card for telephone voting availability.

Stockholders of record may submit proxies using the Internet until 11:59 p.m. (Eastern Time) on January23, 2020 for shares held directly and until 11:59 p.m. (Eastern Time) on January 21, 2020 for shares held in a Plan by visiting www.proxyvote.com. The proxy card includes instructions on submitting proxies using the Internet. Most stockholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote using the Internet by following the instructions on the voting instruction card provided by their broker, trustee or nominee. Please see the voting instruction card for Internet voting availability.

Revocation of Proxies

Signing the enclosed proxy card or otherwise submitting one’s proxy will not prevent a record holder from voting in person at the Annual Meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the Annual Meeting in the following ways:

•	filing with our corporate secretary, before the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;
•	authorizing a later dated proxy relating to the same shares and delivering it to us before the vote at the Annual Meeting; or
•	attending the Annual Meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.

Record holders should send any written notice of revocation or subsequent proxy to our corporate secretary at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, or hand deliver the notice of revocation or subsequent proxy to our corporate secretary before the vote at the Annual Meeting.

Proxy Materials Available via the Internet

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 24, 2020

This proxy statement and our Annual Report to stockholders are available for viewing, printing and downloading at www.proxyvote.com. To view these materials please have available the control number that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery. Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended September 30, 2019, on the website of the SEC at www.sec.gov. If you would like to receive an additional paper copy of our proxy materials, you may request them without charge upon written request addressed to Company Secretary, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, which is the mailing address of the Company’s principal executive offices.

BROOKS AUTOMATION – 2019 Proxy Statement 3

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has responsibility for establishing broad corporate policies and reviewing overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee management and, in so doing, to serve the Company’s and its stockholders’ best interests while also promoting corporate social responsibility. Management keeps the directors informed of our activities through regular written reports and presentations at Board and Committee meetings. The Board has adopted the Corporate Governance Guidelines that are publicly available on our website at www.brooks.com. The guidelines call for, among other things, the maintenance of Board leadership that is separate from the Company’s executive leadership, whether that comes in the form of an independent chairman or an independent lead director. The independent chairman presides over the regularly held executive sessions of the Board, noted below, at which the chief executive officer is not present. Each director is required to stand for election annually.

The Board has assessed each of the nine nominees for director against the SEC and the Nasdaq Stock Market standards for independence and determined that Messrs. Allen, Martin and Woollacott, Professor Palepu, Drs. Rosenblatt and Wrighton, and Mses. Davis and Zane, eight of the nine director nominees, meet the general definition of an independent director as defined by the Nasdaq Stock Market. The Board has further determined that all members of the Audit Committee (among others) meet the Nasdaq Stock Market’s stricter definition of independence required for members of an Audit Committee, and determined that each member of the Audit Committee qualifies as an audit committee financial expert, except Dr. Rosenblatt.

The Board of Directors held eight meetings during the fiscal year ended September 30, 2019 and took action twice by written consent. Each current director attended at least 75% of the meetings of the Board of Directors and of committees of which he or she was a member held while he or she was a director during the last fiscal year. In connection with each of the Board’s four regularly scheduled meetings, all non-employee members of the Board met in executive session without the chief executive officer being present.

The Board of Directors encourages stockholders to communicate with our senior management and directly with members of the Board of Directors on matters of concern related to our business and affairs. Stockholders who wish to communicate with members of the Board of Directors may do so by the following means:

•	By telephone: (978) 262-4400
•	By electronic mail: Directors@Brooks.com
•	By first class mail, overnight mail or courier:
•	Brooks Board of Directors Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford, MA 01824
•	By website: https://brooks.investorroom.com/shareholder-feedback

As a matter of policy, we encourage the directors to attend meetings of stockholders, in person or by telephone. All of the nominees for election as director were directors at the time of the last stockholder meeting in January 2019, and all attended that meeting, except for Mr. Allen and Dr. Rosenblatt.

In accordance with our Corporate Governance Guidelines, members of the Board are encouraged to periodically attend formal continuing education programs for directors, with a recommended frequency of at least once every two years. The Company supports and encourages Board members to take advantage of director education opportunities. There are many public company director educational venues available, and the Company believes that its Board members should keep current on the fast changing areas of corporate governance and related regulations. The Brooks Board members have participated in, and continue to attend, public company director education venues and many of our Board members hold professional director certifications earned by accumulating from 30 to 150 director education credit hours.

Chairman of the Board

The Board of Directors has elected Joseph R. Martin to serve as chairman of the Board. The chairman assists the chief executive officer in setting the agenda for meetings of the Board of Directors, presides over executive sessions of the Board and performs such other duties as the Board may assign.

4 BROOKS AUTOMATION – 2019 Proxy Statement

CORPORATE GOVERNANCE

Committees of the Board

The Board currently has the following standing committees: an Audit Committee, an Executive Committee, a Finance Committee, a Human Resources and Compensation Committee, and a Nominating and Governance Committee. The following table sets out the Board Committees on which each member of the Board now serves, identifying as well the chair of each committee.

Name of Director	Audit	Executive	Finance	Human Resources & Compensation	Nominating & Governance
Non-Employee Directors:
A. Clinton Allen
Robyn C. Davis
Joseph R. Martin(1)
Krishna G. Palepu
Kirk P. Pond
Michael Rosenblatt
Alfred Woollacott, III
Mark S. Wrighton
Ellen Zane
Employee Director:
Stephen S. Schwartz
NUMBER OF MEETINGS IN FISCAL 2019	6	5	4	6	4
(1)	Chairman of the Board

Chair or Co-chair	Member

Audit Committee

Under the provisions of the Audit Committee charter, the Audit Committee is responsible for the qualifications, independence, appointment, retention, compensation and evaluation of our independent registered public accounting firm and for assisting the Board of Directors in monitoring our financial reporting process, accounting functions, and internal control over financial reporting. It also is responsible for administering our Standards of Conduct and the oversight of “whistle-blowing” procedures, and certain other compliance matters.

A copy of the charter of the Audit Committee is publicly available on our website at www.brooks.com. Under its charter, the Audit Committee must consist of not less than three directors, each of whom meets the stricter definition of independence for members of the Audit Committee under rules of the Nasdaq Stock Market. The Audit Committee currently is composed of Mr. Woollacott (Chair), Drs. Rosenblatt and Wrighton, each of whom will remain on the Committee during fiscal 2020, if reelected by the stockholders. The Board of Directors has reviewed the qualifications of each member of the Committee and has determined that each of them meets that stricter definition of independence applicable to audit committee members and that Mr. Woollacott and Dr. Wrighton each qualifies as an “audit committee financial expert” as the SEC defined that term in Item 407 of Regulation S-K.

The Audit Committee met on six occasions during fiscal year 2019 and took no action by written consent. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Executive Committee

The purpose of the Executive Committee is to: (i) permit action on behalf of the Board of Directors between meetings, particularly in those circumstances for which a timely response is required and full Board participation is not reasonably feasible; (ii) assess, review with management, and provide recommendations to the Board of Directors concerning our strategic planning process and the implementation of our strategic plans; and (iii) lead the process by which we and the Board of Directors conduct the ongoing assessment and management of the business risks we face. The Executive Committee may exercise the full powers of the Board when, in their reasoned judgment, the best interest of the Company requires prompt action incompatible with full Board participation, excepting those matters legally requiring the approval of the full Board. Whenever possible, the Executive Committee expects to seek prior full Board approval of limits within which it will exercise its discretion. The charter of the Executive Committee is publicly available on our website at www.brooks.com. The Executive Committee has also been given the responsibility to act for the Board in providing guidance

BROOKS AUTOMATION – 2019 Proxy Statement 5

CORPORATE GOVERNANCE

to management concerning the Company’s strategic planning and implementation, as well as taking the lead for the Board in ensuring that the Company implements and employs the processes necessary to understand, address and manage the Company’s business and enterprise risks. The Executive Committee is currently comprised of Messrs. Martin (Chair) and Woollacott, Professor Palepu, Ms. Zane and Dr. Schwartz, each of whom will remain on the Committee during fiscal 2020, if reelected by the stockholders. The Executive Committee met on five occasions during fiscal year 2019 and took no action by written consent.

Finance Committee

The purpose of the Finance Committee is to assess and provide recommendations to the Board of Directors on the Company’s capital structure, including financial strategies, policies, practices and transactions. Among other things, the Finance Committee recommends how to employ the Company’s cash resources and assists the management and the Board in the consideration and review of possible strategic transactions. Its purposes do not include the evaluation of financial performance and controls delegated under the charter of the Audit Committee, nor does it preclude direct action by the Board on any issue if the Board so chooses. The charter of the Finance Committee is publicly available on our website at www.brooks.com. The Finance Committee is comprised of Mr. Allen (Co-Chair) and Ms. Davis (Co-Chair), Mr. Pond, Professor Palepu and Drs. Rosenblatt and Wrighton. Mr. Allen, Ms. Davis, Professor Palepu, and Drs. Rosenblatt and Wrighton will each remain on the Committee during fiscal 2020, if reelected by the stockholders, and each of whom meets the definition of an independent director. The Finance Committee met on four occasions during fiscal year 2019 and took one action by written consent.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee has overall responsibility for our compensation philosophy, evaluates and approves executive compensation including cash bonuses to be issued pursuant to the Company’s Performance-Based Variable Compensation Plan, assists the Board in the discharge of its responsibilities with respect to executive compensation and develops the leadership capabilities of our executives. The Human Resources and Compensation Committee is responsible for the annual compilation of the Chief Executive Officer’s strategic performance objectives and manages his/her annual performance assessment and feedback. Additionally, the Human Resources and Compensation Committee is responsible for planning the succession process for the Chief Executive Officer and the executive staff. It also has been delegated the authority to supervise the administration of our stock plans, and it is required to review and approve the incorporation of our compensation discussion and analysis report in this proxy statement in accordance with SEC rules. The Human Resources and Compensation Committee also reviews all grants to employees under our stock plans and recommends the approval of those grants by the full Board of Directors. The Human Resources and Compensation Committee is authorized to retain independent advisors to assist it in fulfilling its responsibilities. Under its charter and the requirements of the Nasdaq Stock Market, the Human Resources and Compensation Committee must consist of at least three directors, each of whom satisfies certain requirements of the securities and other laws and satisfies the independence requirements of the Nasdaq Stock Market. The charter of the Human Resources and Compensation Committee is publicly available on our website at www.brooks.com. The Human Resources and Compensation Committee is currently comprised of Ms. Zane (Chair), Mr. Pond and Ms. Davis. Ms. Zane and Ms. Davis will remain on the Human Resources and Compensation Committee during fiscal 2020, if reelected by the stockholders. Mr. Martin is expected to join the Human Resources and Compensation Committee following the annual meeting, if reelected by the Stockholders. Each of these Human Resources and Compensation Committee members meets the definition of an independent director and the other requirements for membership.

The Human Resources and Compensation Committee met on six occasions during fiscal year 2019 and took no action by written consent.

Please see also the report of the Human Resources and Compensation Committee set forth elsewhere in this proxy statement.

Human Resources and Compensation Committee Interlocks and Insider Participation

None of the members of the Human Resources and Compensation Committee is or was formerly an officer or employee of the Company, and no executive officer serves on the board of directors of any company at which any of the Human Resources and Compensation Committee members is employed.

Nominating and Governance Committee

The purpose of the Nominating and Governance Committee is to: (i) identify, review and evaluate candidates to serve as directors; (ii) serve as a focal point for communication between such candidates, the Board of Directors and our management; (iii) make recommendations to the full Board with respect to Board candidates to be elected by the stockholders or appointed by the Board; (iv) evaluate and make recommendations to the Board on a set of corporate governance and ethics principles; (v) periodically review and evaluate our governance and ethics policies and guidelines; (vi) evaluate and make recommendations to the Board concerning the structure, responsibilities and operation of the Committees of the Board; (vii) make recommendations to the Board concerning Board meeting policies; and (viii) make recommendations to the Board concerning the compensation of members of the Board and any Committees of the Board.

6 BROOKS AUTOMATION – 2019 Proxy Statement

CORPORATE GOVERNANCE

Under its charter, as supplemented by the rules of the Nasdaq Stock Market, the Nominating and Governance Committee must consist of not less than three members, each of whom satisfies the independence requirements of the Nasdaq Stock Market. A copy of the charter of the Nominating and Governance Committee is publicly available on our website at www.brooks.com. The members of the Nominating and Governance Committee are Professor Palepu (Chair), Messrs. Allen and Martin and Ms. Zane, each of whom will remain on the Nominating and Governance Committee during fiscal 2020, if reelected by the stockholders, and each of whom meets the definition of an independent director.

The Nominating and Governance Committee is responsible for identifying candidates to serve as directors, whether such directorships are filled by the Board or by stockholders. The Nominating and Governance Committee may consider nominees recommended by stockholders and other sources, such as directors, third-party search firms or other appropriate sources. In evaluating candidates the Nominating and Governance Committee seeks the strength that is derived from a variety of experiences among board members, embracing the criteria and qualifications set forth in the Nominating and Governance Committee’s charter, which include personal integrity, sound business judgment, business and professional skills and experience, independence (as defined under SEC and Nasdaq rules), potential conflicts of interest, proven leadership and management experience as chief executive officer or chairman of a public company or other large, complex organization, diversity, expertise resulting from significant academic or research activities, and experience on one or more boards of significant public, private, or non-profit organizations, the extent to which a candidate would fill a present need, and concern for the long-term interests of stockholders. In any particular situation, the Nominating and Governance Committee may focus on persons possessing a particular background, experience or qualifications, which the Nominating and Governance Committee believes would be important to enhance the effectiveness of the Board. It is the practice of the Nominating and Governance Committee in nominating and evaluating candidates for the Board to take into account their ability to contribute to the experience represented on the Board. The evaluation process for stockholder recommendations is the same as for candidates from any other source. If stockholders wish to recommend a candidate for director for election at the 2020 annual meeting of stockholders, they must follow the procedures described in “Other Matters-Stockholder Proposals and Recommendations For Director.”

The Nominating and Governance Committee also initiates and administers the Board’s annual self-evaluation and performance review process. This annual process is initiated by each Board member being sent a written questionnaire dealing with a variety of elements of the governance process, including the Board’s structure, its effectiveness in carrying out key responsibilities, the quality and efficiency of the meeting processes of the Board and its Committees, the responsibilities and effectiveness of the Board’s Committees, and, more generally, Board members’ overall analysis and comments concerning the effectiveness of the Board, its processes and the quality of its deliberations. After these questionnaires are completed and returned, the chairman of the Nominating and Governance Committee conducts individual interviews with each Board member in order to understand fully the perceptions and analysis of each director. The chairman then presents the information that has been collected through these processes to the Nominating and Governance Committee and then, following that discussion, presents observations and recommendations to the full Board for discussion and such action as the Board determines to be appropriate. The Board views these activities as part of its overall process of on-going self-evaluation and continuous improvement.

The Nominating and Governance Committee met on four occasions during fiscal year 2019 and took no action by written consent.

Board Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its Committees, has the ultimate responsibility for the oversight of risk management. The Board has delegated to the Executive Committee responsibility to ensure that the Board and management implement and regularly employ the processes necessary to understand, address and manage the Company’s business risks. The Executive Committee is authorized to delegate this responsibility to other Committees of the Board with respect to specific areas of business risk where the Executive Committee deems this to be appropriate. Periodically, working initially through the Audit Committee, management and the Board jointly develop and/or review a list of important risks that the Company prioritizes. These are reviewed during the year by management and by the Board and the committees to which the Executive Committee has delegated specific areas of responsibility. The Board of Directors also specifically engages in cybersecurity risk oversight through detailed annual reports, as well as periodic updates from the Company’s chief information officer.

The Board’s risk oversight processes build upon management’s regular risk assessment and mitigation processes, which include standardized reviews conducted with members of management across and throughout the Company in areas such as financial and management controls, strategic and operational planning, regulatory compliance, environmental compliance and health and safety processes. The results of these reviews are then discussed and analyzed at the most senior level of management, which assesses both the level of risk posed in these areas and the likelihood of their occurrence, coupled with planning for the mitigation of such risks and occurrences.

Following this senior management level assessment, the Executive Committee is then tasked to coordinate the risk assessment process at the Board level and to ensure that mitigation and corrective actions are being taken where appropriate.

BROOKS AUTOMATION – 2019 Proxy Statement 7

CORPORATE GOVERNANCE

Board Leadership Structure

The Company’s Corporate Governance Guidelines, as set out on the Company’s corporate web site under “Company” and “Investors” and “Corporate Governance”, provides that there will always be independent leadership of the Board. In accordance with the Policy, the Board may select the chief executive officer to also serve as Board chairman, but its current practice is to have an independent director serve as chairman. The Guidelines also makes clear that in the event that the same person serves as chief executive officer and chairman, the Board shall select a lead independent director who shall be responsible for chairing meetings of the independent directors in addition to any other responsibilities designated by the Board. Under this separation of responsibilities, an independent director will always be in a position of Board leadership.

The Company’s Corporate Governance Guidelines also provide that the independent directors of the board shall meet in executive session (separate from any inside directors) on a regular basis, at least as frequently as may be required by applicable Nasdaq or SEC rule or regulation. It has been the consistent practice of the chairman to conduct such meetings of independent directors at each in-person meeting of the Board of Directors.

In addition, under the Corporate Governance Guidelines, the chairman (with the assistance of the Company Secretary) is (i) primarily responsible for monitoring communications from stockholders and (ii) providing copies or summaries of such communications to the other directors as he or she considers appropriate.

We believe that the separation of the roles of chief executive officer and chairman of the Board of Directors continues to offer benefits including the following:

•	the independent oversight of the Company is enhanced;
•	the objectivity of the Board’s evaluation of the chief executive officer is increased;
•	having a non-executive chairman provides an independent spokesperson for the Company;
•	the chief executive officer has the benefit of a fully independent and experienced board; and
•	the Board can provide a fully independent and objective assessment of risk.
8 BROOKS AUTOMATION – 2019 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of November 25, 2019 with respect to the beneficial ownership of Common Stock by each current director and each executive officer named below in the Summary Compensation Table under “Compensation Tables for Named Executive Officers-Summary Compensation Table”, who we refer to as the “named executive officers”, all current executive officers and directors as a group, and each person known by us to be the beneficial owner of 5% or more of the Common Stock. Except as indicated below, this information is based upon information received from, on behalf of or filed with the SEC by the named individuals.

Name	Shares of Common Stock Beneficially Owned(1)	Percentage of Class(2)
Named Executive Officers and Current Directors:
Stephen S. Schwartz	566,629	*
Lindon G. Robertson	177,332	*
Guojuan Liao	1,631	*
David E. Jarzynka	66,308	*
David C. Gray	76,347	*
Maurice H. Tenney III(3)	158,659	*
A. Clinton Allen(4)	106,018	*
Robyn C. Davis(5)	38,683	*
Joseph R. Martin	90,845	*
Krishna G. Palepu	95,276	*
Kirk P. Pond(6)	97,353	*
Michael Rosenblatt	5,051	*
Alfred Woollacott, III	81,736	*
Mark S. Wrighton	106,755	*
Ellen M. Zane	49,783	*
All directors and current executive officers as a group (18 persons)(4)(5)(6)(7)	1,802,683	2.66%
Five Percent Owners:
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055(8)	10,354,003	14.06%
The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355(9)	7,394,570	10.04%
*	Less than one percent.
(1)	To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. In addition, shares indicated as beneficially owned by officers and directors include restricted stock over which the officer or director has voting power but no investment power and any restricted stock units which would vest within 60 days of November 25, 2019.
(2)	As of November 25, 2019 there were 73,617,759 shares of our Common Stock outstanding.
(3)	Mr. Tenney served as the Company’s President, Brooks Life Sciences until September 6, 2019.
(4)	Includes 18,700 shares held by a relative of Mr. Allen, over which he has no voting rights, as well as 8,022 shares issued as restricted stock units that have been deferred until separation from his service as a Brooks director.
(5)	Includes 18,847 shares issued to Ms. Davis issued as restricted stock units that have been deferred until separation from her service as a Brooks director.
(6)	Includes 48,208 shares issued to Mr. Pond issued as restricted stock units that have been deferred until separation from his service as a Brooks director. Mr. Pond is not up for reelection at the Annual Meeting.
BROOKS AUTOMATION – 2019 Proxy Statement 9

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(7)	Includes 242,936 shares held in the aggregate by executive officers other than the named executive officers.
(8)	Based upon the most recent amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on January 24, 2019, as of December 31, 2018, BlackRock, Inc. and the subsidiaries listed therein had sole voting power over 10,033,534 shares and sole dispositive power over 10,354,003 shares.
(9)	Based upon the most recent amendment to Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 11, 2019, as of December 31, 2018, the Vanguard Group, Inc. and certain of its subsidiaries had sole voting power over 144,190 shares, shared voting power over 14,045 shares, sole dispositive power over 7,242,965 shares, and shared dispositive power over 151,605 shares.
10 BROOKS AUTOMATION – 2019 Proxy Statement

PROPOSAL NO. 1  ELECTION OF DIRECTORS

PROPOSAL NO. 1  ELECTION OF DIRECTORS

At the 2020 Annual Meeting, nine directors are to be elected to serve until the 2021 annual meeting of stockholders and until their successors have been duly elected and qualified. The nominees for election at the 2020 Annual Meeting are listed on the following pages with brief biographies. They are all currently Brooks directors. In connection with the Company’s guideline director retirement age of 75 years, Kirk P. Pond, a current director, is not a nominee for reelection at the Annual Meeting. There is no nominee to fill Mr. Pond’s seat at this election. Therefore, upon the completion of the election of directors at the Annual Meeting, the size of the Board will be reduced to nine members.

Director Qualifications

In its Corporate Governance Guidelines and in the charter of the Nominating and Governance Committee, the Board has set out both broadly and in specific terms the qualifications sought when considering non-employee director candidates. At the highest level, as set out in the Board’s Corporate Governance Guidelines, these include a high degree of business experience, the consistent exercise of the highest ethical standards, and a continuing commitment to the best practices of corporate governance. The Board and the Nominating and Governance Committee also assess a candidate’s independence as defined under SEC and Nasdaq rules and other applicable standards. The emphasis throughout the process of identifying, nominating and evaluating candidates for the Board and members of the Board following their election is to produce a group of directors that function effectively as a leadership team. It is considered important not only to bring together directors with a variety of skills in diverse areas, but also to ensure that those directors function well together. Within this framework, the charter of the Nominating and Governance Committee includes specific criteria as essential in helping to ensure that the Board possesses the strength that is derived from having a variety of appropriate skills and experience. Those criteria are: proven leadership and management experience as chief executive officer or chairman of a public company or other large, complex organization; financial expertise; experience in technology, manufacturing or marketing; international background; diversity; expertise resulting from significant academic or research activities; and experience on one or more boards of significant public, private or non-profit organizations. It is the practice of the Nominating and Governance Committee and the Board in nominating and evaluating candidates for the Board to take into account the overall experience represented on the Board, all as part of the process of endeavoring to ensure that the Board functions at all times as an effective team. The Nominating and Governance Committee and the full Board review their effectiveness in balancing these considerations when assessing the composition of the Board.

While the Board has not adopted a formal policy concerning diversity, it does believe, as noted above, that it must take advantage of the strength derived from having a variety of skills, experience and unique individual backgrounds represented among its members. The Brooks Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States, as well as experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. In some cases they have occupied chief executive officer and other leadership roles in internationally focused companies or institutions in the markets that Brooks serves or related markets. Other directors have experience as professors and leaders at internationally recognized academic institutions or as accounting professionals operating at the highest level of the independent accounting profession, each of whom brings unique perspectives to the Board.

An affirmative vote of a plurality of votes properly cast, in person or by proxy, is required for the election of each of the nominees. Broker non-votes will have no effect on the voting outcome with respect to the election of directors.

Our Board of Directors Recommends a Vote “FOR” Each Nominee for Director

BROOKS AUTOMATION – 2019 Proxy Statement 11

DIRECTOR NOMINEES

DIRECTOR NOMINEES

Information on Nominees

Following is certain information with respect to the nine nominees, in each case setting forth the particular experience, qualifications, attributes and skills of each director nominee that led the Board to conclude that such person should serve as a director of Brooks.

Director Since October 2003 Age 75	A. Clinton Allen

Nominee Information
Mr. Allen is chairman and chief executive officer of A.C. Allen & Company, an investment banking consulting firm, and principal of the American College of Corporate Directors, an organization that provides educational and other services to public company directors, chief executive officers and corporate counsel. From 1989 to 2002, Mr. Allen served as vice chairman of the board of Psychemedics Corporation, a biotechnology company with a proprietary drug testing product, and as chairman of the board of Psychemedics from 2002 to 2003. Mr. Allen rejoined the board of Psychemedics in 2015. Mr. Allen also serves as lead director of LKQ Corporation, a supplier of recycled OEM automotive parts. He also served as the non-executive chairman and a director of Collectors Universe, Inc., a publicly traded company that provides third-party authentication and grading service for high-value collectibles, until December 2018. Mr. Allen holds an Executive Master Professional Director Certification from the American College of Corporate Directors.

Qualifications
The Board of Directors has concluded that Mr. Allen should continue to serve as a director of the Company because of his broad-based investment banking and financial market expertise, which enables him to provide the Company and the Board with valuable insights in both merger and acquisition analysis and in the approach to capital markets generally, as well as his leadership experience serving as chairman and director for diverse publicly traded companies. The Board has also determined, in light of the Company’s guideline retirement age of 75, after reviewing Mr. Allen’s specific qualifications and experience, his contributions to the Company and the Board and the matters likely to be addressed by the Board during the year, as well as the overall Board succession planning, that it is in the best interests of the Company to nominate Mr. Allen for re-election to the Board.

Director Since June 2013 Age 58	Robyn C. Davis

Nominee Information
Ms. Davis has been managing director of AngelHealthcare Investors, LLC, an early-stage private equity investment group focused on medical devices, life sciences and specialty pharmaceutical companies, since 2000. Prior to AngelHealthcare, Ms. Davis was a director of the merchant banking services practices for Barents Group, LLC, and a strategy consultant at Bain & Company. Ms. Davis also serves as a director of two early-stage, privately held healthcare companies, Akston Bioscience Corporation and CRA Health, LLC. Ms. Davis holds an Executive Masters Professional Director Certification from the American College of Corporate Directors.

Qualifications
The Board of Directors has concluded that Ms. Davis should continue to serve as a director of the Company because of her extensive business experience, particularly with early stage life sciences companies, and her banking and finance expertise.

12 BROOKS AUTOMATION – 2019 Proxy Statement

DIRECTOR NOMINEES

Director Since June 2001 Age 72	Joseph R. Martin

Nominee Information
Mr. Martin has been chairman of the Board since May 2006. Mr. Martin served as executive vice president and chief financial officer, and later senior executive vice president, and then as member of Office of the Chairman of Fairchild Semiconductor International, Inc., a supplier of power semiconductors, from June 1996 to May 2004. He served as the vice chairman of Fairchild’s board of directors from 2003 until his retirement in June 2005. Mr. Martin is a member of the board of directors of Collectors Universe, Inc., a publicly traded company that provides third-party authentication and grading service for high-value collectibles, and of Bionik Laboratories Corp. a publicly traded medical device and robotics company focused on developing transformational technologies and solutions for individuals with neurological disorders. He is also a member of the board of directors of Sanken North America, Inc., a privately held company that owns both Polar Semiconductor, LLC, a wafer fabrication facility, and Allegro MicroSystems, LLC, which manufactures high-performance power and sensing semiconductors. Mr. Martin also serves as a trustee of Embry-Riddle Aeronautical University. Mr. Martin previously served as a director of SynQor, Incorporated, a manufacturer of power converters, until March 2014 and Soitec, Inc., a semiconductor wafer processing company, until July 2017. Mr. Martin holds an Executive Master Professional Director Certification from the American College of Corporate Directors.

Qualifications
The Board of Directors has concluded that Mr. Martin should continue to serve as a director of the Company because of his extensive industry and finance experience over more than 30 years in the semiconductor industry as chief financial officer and vice chairman of the board of directors of a multinational public semiconductor company, combined with the leadership that he has provided as Brooks’ chairman since 2006. The Board of Directors regards Mr. Martin’s experience as invaluable to the operation of the Board and the financial success of the Company.

BROOKS AUTOMATION – 2019 Proxy Statement 13

DIRECTOR NOMINEES

Director Since November 2005 Age 65	Krishna G. Palepu

Nominee Information
Professor Palepu is the Ross Graham Walker Professor of Business Administration and senior advisor to the president of Harvard University. Among his other responsibilities at Harvard Business School, Professor Palepu teaches in several different corporate governance educational programs. Prior to assuming his current administrative position, Professor Palepu held other positions at Harvard Business School since January 1983, including Senior Associate Dean for International Development and Senior Associate Dean for Research. Professor Palepu was formerly a member of the board of directors of Dr. Reddy’s Laboratories Ltd., an Indian global pharmaceuticals company, from 2002 until 2009, and PolyMedica Corp, a Massachusetts provider of diabetes testing supplies and products, from June 2006 until it was sold in August 2007. Professor Palepu also serves as a trustee of The Winsor School. Professor Palepu was also formerly a member of the board of directors of BTM Corporation, a privately owned management solutions provider focused on converging business with technology, and Satyam Computer Services Limited (“Satyam”), an Indian company whose shares were publicly traded in India and on the New York Stock Exchange. In December 2008, Professor Palepu resigned from the board of Satyam. Following his resignation, Satyam has been the subject of significant litigation, a portion of which has included Professor Palepu as a named defendant. For a full discussion of the Satyam litigation as it relates to Professor Palepu, please see the section titled “Pending Legal Matters” below. Professor Palepu holds a Master Professional Director Certification from the American College of Corporate Directors.

Qualifications
The Board of Directors has evaluated the matters pertaining to the Satyam litigation as it relates to Professor Palepu, including a re-evaluation after the December 2014 court decision, and concluded that Professor Palepu should continue to serve as a director of the Company because of the depth of the strategic, marketing, financial and technology insights that he provides arising out of his service as a professor at an internationally esteemed business school and his expertise in corporate governance, as well as the global and culturally diverse perspective afforded by his international background.

14 BROOKS AUTOMATION – 2019 Proxy Statement

DIRECTOR NOMINEES

Director Since September 2018 Age 72	Michael Rosenblatt

Nominee Information
Dr. Rosenblatt currently serves as Chief Medical Officer of Flagship Pioneering, a Cambridge, Massachusetts-based firm that originates new biotech companies. Prior to Flagship Pioneering, from 2009 through 2016, he was Executive Vice President and Chief Medical Officer of Merck & Co., Inc., and prior to that he held various academic positions, including as Dean of Tufts University School of Medicine and the Robert Ebert Professor of Molecular Medicine and the George R. Minot Professor at Harvard Medical School. Since 2015 Dr. Rosenblatt has been on the board of Rubius Therapeutics, a publicly traded company using advanced cellular approaches that harness properties of red blood cells to generate novel therapies. He has been a director of the following privately owned companies since 2016: Flagship Pioneering’s Cobalt Biomedicine, Cygnal Therapeutics, and Ohana Biosciences, and Ferring’s USA subsidiary. Dr. Rosenblatt is a member of the Harvard Medical School Board of Fellows, and the research advisory committees of Massachusetts General, Brigham and Women’s, and Boston Children’s hospitals.

Qualifications
The Board has concluded that Dr. Rosenblatt should continue to serve as a director of the Company because of his leadership and executive experience in the biotechnology industry, including as the chief medical officer of a major pharmaceutical company and at a substantial life sciences venture capital firm, his board-level experience as a founding scientist, scientific advisory board member, or director of more than a dozen biopharmaceutical companies, his academic leadership experience as a dean and professor at prestigious medical schools, and his extensive expertise in drug discovery and medical research.

Director Since August 2010 Age 60	Stephen S. Schwartz

Nominee Information
Dr. Schwartz joined Brooks in April 2010 as President and continued to serve as such until August 2013. He was re-appointed President in May 2016. In 2010, he also became Chief Executive Officer and continues to serve in that role. Dr. Schwartz had previously served, from August 2002 until April 20, 2009, as chief executive officer and a director of Asyst Technologies, Inc., a manufacturer of integrated hardware and software automation systems primarily directed at the semiconductor manufacturing industry. He joined Asyst in January 2001 as senior vice president, Product Groups and Operations and was elected chairman of Asyst in January 2003. Prior to joining Asyst, Dr. Schwartz had served since 1987 in various capacities with Applied Materials, Inc., including acting as general manager for Applied Material’s service business and president of Consilium, Inc., an Applied Materials software subsidiary. Since November 2018, Dr. Schwartz has served on the board of directors of Spire Inc., a publicly traded natural gas company.

Qualifications
The Board of Directors has concluded that Dr. Schwartz should continue to serve as a director of the Company because of the depth of industry, marketing and management experience that he brings as former chief executive officer of a company in the automation manufacturing space, as well as the fact that he is the Company’s president and chief executive officer, thereby bringing to the Board his insight and experience with the daily business of the Company and its customers, employees and other stakeholders.

BROOKS AUTOMATION – 2019 Proxy Statement 15

DIRECTOR NOMINEES

Director Since October 2005 Age 73	Alfred Woollacott, III

Nominee Information
Mr. Woollacott became a director following the Company’s acquisition of Helix Technology Corporation in October 2005. Mr. Woollacott is a certified public accountant and was a partner with the accounting firm of KPMG LLP from 1979 until his retirement in September 2002. He is currently a board member of the William H. Hart Realty Company, Inc. and the Hart Haven Community Association. Mr. Woollacott also served, until 2010, as a director of Greencore U.S. Holdings, a wholly-owned subsidiary of Greencore Group PLC, an Irish corporation listed on the Irish Stock Exchange, which is an international manufacturer of convenience foods and ingredients. Mr. Woollacott holds an Executive Master Professional Director Certification from the American College of Corporate Directors.

Qualifications
The Board of Directors has concluded that Mr. Woollacott should continue to serve as a director of the Company because of his financial background and expertise gained through his career as partner of a large, international public accounting firm, as well as his experience on the board of an international company.

Director Since October 2005 Age 70	Mark S. Wrighton

Nominee Information
Dr. Wrighton became a director following the Company’s acquisition of Helix Technology Corporation in October 2005. Dr. Wrighton served as chancellor of Washington University in St. Louis since July 1995. Dr. Wrighton concluded his chancellorship on May 31, 2019 and is now Professor and Chancellor Emeritus. Dr. Wrighton also serves as a director of Cabot Corporation, a chemical manufacturer, and of Corning Incorporated, a manufacturer of specialty glass and ceramics. He previously served as a director of A.G. Edwards, Inc., a financial services company, until 2007, and he previously served as a director of Akermin, Inc, a private company that ceased operations in 2017. Prior to joining Washington University in St. Louis in 1995 Dr. Wrighton enjoyed a 23-year tenure at MIT, first as a faculty member in chemistry and for the final five years as Provost and Professor of Chemistry.

Qualifications
The Board of Directors has concluded that Dr. Wrighton should continue to serve as a director of the Company because of his leadership and financial experience gained as the lead executive of an esteemed, large university, as well as his extensive experience as a member of the board for large, technology focused public companies in the manufacturing and financial sectors and his technology experience as a scientist.

16 BROOKS AUTOMATION – 2019 Proxy Statement

DIRECTOR NOMINEES

Director Since May 2012 Age 68	Ellen M. Zane

Nominee Information
Ms. Zane is serving as CEO Emeritus and vice chair of the board of trustees at Tufts Medical Center & Floating Hospital for Children, and from 2004 to 2011, she served as its president and chief executive officer. From May 1994 to January 2004, Ms. Zane served as Network President for Partners Healthcare System, a physician/hospital network sponsored by the Harvard affiliated Massachusetts General Hospital and Brigham and Women’s Hospital. Prior to 2004, Ms. Zane served as chief executive officer of Quincy Hospital in Quincy, Massachusetts. Ms. Zane is also currently a member of the board of directors at Boston Scientific Corporation, a publicly traded worldwide medical devices provider, Haemonetics Corporation, a publicly traded worldwide medical devices provider since January 2018 and previously from 2012 to 2016, Fiduciary Trust Company, a privately owned wealth management company, AgNovos Healthcare, LLC a privately held medical device company, focused on bone health, and nThrive, a privately owned healthcare revenue cycle management company . Ms. Zane previously served as a director of Lincare Holdings Inc. until August 2012, Press Ganey until October 2016, Century Capital Management until June 2017 and Parexel International Corporation until September 2017. Ms. Zane holds a Professional Director Certification from the American College of Corporate Directors.

Qualifications
The Board of Directors has concluded that Ms. Zane should continue to serve as a director of the Company because of her executive experience in the health care industry, including as the chief executive officer of a large medical center, in addition to her substantial experience as a director at other public companies.

Pending Legal Matters

In January 2009, the chairman of Satyam Computer Services disclosed a series of fraudulent transactions that resulted in an overstatement of Satyam’s assets and revenue. As a result of subsequent investigations by the Special Fraud Investigation Office (“SFIO”), an investigative agency of the Indian government, various proceedings were brought in India in 2009 against Satyam involving allegations of fraud, substantial overstatements of revenues, profits and assets, as well as violations of sections of India’s criminal and corporate statutes. SFIO produced a report relating to these matters alleging a series of violations of the Companies Act, 1956, of India (the “Companies Act”) by the former directors of Satyam. In December 2009, SFIO filed complaints with respect to two of these allegations naming Professor Palepu and other Satyam directors. These complaints relate to Satyam’s alleged failure to properly identify highly paid employees in reports required by the Companies Act and failure to obtain prior approval from the government of India for consulting fees paid to Professor Palepu even though such fees were approved by Satyam’s shareholders. In December 2014, the court in India hearing the complaints filed by SFIO issued its decision finding that Satyam violated the applicable provisions of the Companies Act and ordered each Satyam director, including Professor Palepu, to pay a fine of 20,000 Rupees (approximately $285) for the failure of Satyam to file reports identifying highly paid employees. In addition, the court found that Satyam violated the Companies Act by failing to obtain governmental approval of the consulting fees paid to Professor Palepu and ordered Professor Palepu to pay a fine of 500,000 Rupees (approximately $7,000) and return the consulting fees previously paid to him in the amount of 26,600,000 Rupees (approximately $376,000). Professor Palepu has appealed the decision with respect to both allegations, and he has informed the Board of Directors that he believes the allegations lack merit and that he intends to continue to assert his defenses vigorously.

Professor Palepu has also been named as a respondent to a petition brought in January 2009 before the Company Law Board of the Indian government and another petition filed in a civil court in January 2009 by Mahindra Satyam, successor to Satyam, both arising out of the same facts. The civil court petition is seeking 2.67 billion Rupees (approximately $37.6 million) in damages. Both of these actions are still pending.

BROOKS AUTOMATION – 2019 Proxy Statement 17

COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

The following table sets forth the total compensation paid or accrued during the fiscal year ended September 30, 2019 to each of our non-employee directors.

Director Compensation Table

Fiscal Year 2019

Name	Fees Earned or Paid in cash		Stock Awards(1)		Total
Joseph R. Martin	$140,000		$160,020		$300,020
Ellen M. Zane	$120,000		$120,022		$240,022
Alfred Woollacott, III	$110,000		$120,022		$230,022
Krishna G. Palepu	$105,000		$120,022		$225,022
A. Clinton Allen	$100,000		$120,022		$220,022
Robyn C. Davis	$95,000	(2)	$120,022	(3)	$215,022
Kirk P. Pond	$95,000		$120,022	(4)	$215,022
Mark S. Wrighton	$95,000		$120,022		$215,022
Michael Rosenblatt	$92,500		$120,022		$212,522

Dr. Schwartz is not included here, having only received compensation as an employee during fiscal 2019. His compensation is discussed below under Executive Officers - Summary Compensation Table.

(1)	The value of a stock award is based on the fair value as of the grant date calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. There were no outstanding unvested stock awards as of September 30, 2019.
(2)	Beginning January 1, 2019, Ms. Davis has elected to defer 100% of her retainer and committee fees compensation until January 2025. For the fiscal year ended September 30, 2019, $71,250 in retainer and committee fees has been deferred.
(3)	Ms. Davis has chosen to defer her 2019 stock award.
(4)	Mr. Pond has chosen to defer his 2019 stock award.

Compensation Policy

The following annual cash compensation is paid to our non-employee directors on a quarterly basis (pro-rated for the portion of any fiscal year in which the non-employee director provides service):

•	$80,000 Board retainer to each non-employee director;
•	$5,000 Committee retainer for each of the Executive, Finance or Nominating and Governance Committee that such director serves on;
•	$10,000 Committee retainer for each of Audit or Human Resources and Compensation Committee that such director serves on;
•	an additional $40,000 retainer to the non-executive chair of the Board;
•	an additional $10,000 retainer to each of the chair of the Nominating and Governance Committee, the Finance Committee (in the aggregate), and the Executive Committee;
•	an additional $20,000 retainer to the chair of the Human Resources and Compensation Committee and to the chair of the Audit Committee; and
•	an annual award of vested shares of our Common Stock having a market value of $120,000 ($160,000 for the non-executive chair of the Board) based on the closing price on the date of grant, which occurs each year following our annual meeting of stockholders.

In addition, on the date of appointment each newly elected non-employee director will receive an award of vested shares of our Common Stock having a market value of $120,000 based on the closing price on the date of grant, prorated for the number of days out of 365 remaining until the next annual equity award to non-employee directors.

18 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION OF DIRECTORS

The Board of Directors has previously approved equity ownership guidelines for non-employee directors, which require each non-employee director to own over time shares of our Common Stock having a market value of at least $300,000. The target ownership amounts are subject to adjustments based on changes in the market price for our Common Stock. The Nominating and Governance Committee intends to monitor the policy over the coming years. As of September 30, 2019, each of the non-employee directors, except Dr. Rosenblatt who joined the Board in September 2018, has exceeded the target ownership amount. The Board may at any time revoke or modify the policy.

The Nominating and Governance Committee and the full Board review director compensation periodically in light of business and market conditions and such other factors as they deem appropriate. In 2019, based on an analysis of our director compensation program conducted by Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant, the Nominating and Governance Committee recommended the following changes to our director compensation program which were reviewed and adopted by the Board of Directors:

•	Annual equity retainer was increased from $90,000 to $120,000; and
•	Form of annual equity retainer was changed from restricted stock subject to a one-year vesting period to fully vested stock.

Deferred Compensation Plan

Non-employee directors may elect to defer receipt of their stock in exchange for a credit, in restricted stock units, to a deferred RSU account. Non-employee directors may also elect to defer all or a portion of their cash compensation pursuant to the Company’s Deferred Compensation Plan. Ms. Davis elected to defer cash compensation in 2019. In general, directors must make these deferral elections by the end of the calendar year preceding the date of the grant of the shares. Directors who make a deferral election will have no rights as stockholders of the Company with respect to amounts credited to their deferred RSU account. An amount equal to the cash dividends that would be paid on the number of shares equal to the number of RSUs credited to the director’s deferred RSU account will be converted into additional RSUs based on the closing price of the Company’s stock on each dividend record date. Payment of RSUs credited to the deferred RSU account will be made in a lump sum in an equal number of shares of fully vested common stock at the time specified in the director’s deferral election, but no later than as soon as administratively feasible following the director’s termination of Board service. The table below sets forth the total number of deferred stock awards held by each non-employee director as of September 30, 2019.

Name	Number of Deferred Restricted Stock Units
A. Clinton Allen	8,022
Robyn C. Davis	18,847
Kirk P. Pond	48,208

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and anticipate that we will enter into similar agreements with any future directors. Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director.

The indemnification agreements provide that we will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in our name (derivative suits) where the individual’s involvement is by reason of the fact that the director is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless the director is adjudged not to have acted in good faith and in a manner the director reasonably believed to be in the best interests of Brooks.

BROOKS AUTOMATION – 2019 Proxy Statement 19

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Biographical Information

The names of our executive officers and certain biographical information furnished by them as of December 17, 2019 are set forth below. Each executive officer serves until his resignation or termination.

Name	Age	Position with the Company
Stephen S. Schwartz	60	Chief Executive Officer and President
Lindon G. Robertson	58	Executive Vice President and Chief Financial Officer
David E. Jarzynka	51	President, Brooks Semiconductor Solutions Group
Guojuan Liao	54	President, GENEWIZ
David C. Gray	54	Senior Vice President, Chief Strategy and New Business Officer
William T. Montone	67	Senior Vice President, Human Resources
Jason W. Joseph	49	Senior Vice President, General Counsel and Secretary
David F. Pietrantoni	46	Vice President, Finance and Corporate Controller and Principal Accounting Officer

Dr. Stephen S. Schwartz joined Brooks in April 2010 as President and continued to serve as such until August 2013. He was reappointed President in May 2016. As of October 1, 2010, Dr. Schwartz also became Brooks’ Chief Executive Officer, and continues to serve as such. Dr. Schwartz was elected to the Brooks Board of Directors in August 2010. Dr. Schwartz had previously served, from August 2002 until April 20, 2009, as Chief Executive Officer of Asyst Technologies, Inc., a manufacturer of integrated hardware and software automation systems primarily directed at the semiconductor manufacturing industry. He joined Asyst in January 2001 as Senior Vice President, Product Groups and Operations and was elected Chairman of Asyst in January 2003. Prior to joining Asyst, Dr. Schwartz had served since 1987 in various capacities with Applied Materials, Inc., including acting as General Manager for Applied Material’s service business and President of Consilium, Inc., an Applied Materials software subsidiary.

Mr. Lindon G. Robertson joined Brooks in October 2013 as Executive Vice President and Chief Financial Officer. Prior to joining Brooks, from July 2011 to September 2013, Mr. Robertson served as the Vice President and Chief Financial Officer of Graftech International Ltd., a publicly traded manufacturer of carbon and graphite products for industrial applications. Prior to that, he spent 27 years at IBM Corporation in various senior financial management positions, including Chief Financial Officer of IBM’s global hardware business and Chief Financial Officer of IBM’s Japan and China operations.

Mr. David E. Jarzynka was appointed President, Brooks Semiconductor Solutions Group in October 2018 after service as General Manager of that business since April 2016. Prior to his appointment, he had responsibility for the Company’s semiconductor automation business since June 2013. Prior to that he was general manager of the Company’s Systems business. Mr. Jarzynka joined Helix Technology Corporation in 2004 and continued on with Brooks after its acquisition of Helix in 2005, during which time Mr. Jarzynka held commercial leadership roles in product management, product marketing and sales. Prior to Helix, Mr. Jarzynka held commercial leadership roles at Intel Corporation and IBM. He began his career as an applications engineer for Brooks.

Dr. Guojuan Liao was appointed President, GENEWIZ in November 2018 upon the completion of Brooks’ acquisition of GENEWIZ. In 1999. Dr. Liao co-founded the GENEWIZ Group (“GENEWIZ”), a global provider of genomics services, including Sanger sequencing, next generation sequencing, gene synthesis, molecular biology, and GLP/CLIA regulatory services and held various leadership positions, most recently as Chief Executive Officer since January 1, 2017.

Dr. David C. Gray was appointed Senior Vice President, Chief Strategy and New Business Officer in June 2014 and, additionally, as General Manager Cryogenic Automation Solutions in October 2016. From October 2013 to June 2014, Dr. Gray provided consulting services to the Company. Prior to that, from January 2009 to January 2013, Dr. Gray was employed by GT Advanced Technology in various senior leadership roles, most recently as Chief Strategy and New Business Officer.

Mr. William T. Montone was appointed Senior Vice President, Human Resources in October 2005 when Brooks acquired Helix Technology Corporation, where he served as Vice President of Human Resources since 1998. Prior to joining Brooks, Mr. Montone held senior human resources roles at A.T. Cross, an international manufacturer of fine writing instruments, and Rogers Corporation, a materials technology company, for 13 and eight years, respectively.

Mr. Jason W. Joseph joined Brooks in March 2011 as Vice President, General Counsel and Secretary and was appointed as Senior Vice President in November 2017. Prior to joining Brooks, Mr. Joseph served as Vice President, General Counsel and Secretary of Unica Corporation, a publicly traded marketing automation software company, from June 2007 through November 2010, and as General Counsel and Secretary of MapInfo Corporation, a publicly traded location intelligence software company, from December 2003 through April 2007. Mr. Joseph also previously practiced law at Wilmer, Cutler, Pickering, Hale and Dorr LLP (formerly Hale and Dorr LLP) from 2000 through 2003.

20 BROOKS AUTOMATION – 2019 Proxy Statement

EXECUTIVE OFFICERS

Mr. David F. Pietrantoni was appointed Principal Accounting Officer and Corporate Controller in June 2013. Since joining Brooks in 2006, he has held various financial leadership positions, including Vice President, Finance and Division Chief Financial Officer. Prior to joining Brooks, Mr. Pietrantoni spent six years in various financial leadership roles at SPX Corporation and Standex International Corporation.

BROOKS AUTOMATION – 2019 Proxy Statement 21

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is built on a foundation of pay for performance, which we continually evolve to maintain the appropriate alignment. Our shareholders have benefited from the successful execution of our business strategy and continue to express support for our pay programs that we believe are strongly aligned to our business strategy and provide appropriate incentives and recognition for our executives to perform. For the fourth consecutive year we received support from over 99% of our shareholders who voted at our January 2019 Annual Meeting to approve our “say-on-pay” proposal.

Our current design and structure of the executive compensation program have been consistent for several years and we anticipate this to continue. This past year, our Human Resources and Compensation Committee undertook a comprehensive review of the design and metrics of our incentive plans to assure alignment with our business strategy. The results of this review, discussed further below, affirmed our belief that our incentive plans are strongly aligned to our business strategy. In this Compensation Discussion and Analysis we describe the material elements of our Fiscal 2019 compensation for the following named executive officers:

Name	Role
Stephen S. Schwartz	Chief Executive Officer and President
Lindon G. Robertson	Executive Vice President and Chief Financial Officer
Guojuan Liao	President, GENEWIZ
David E. Jarzynka	President, Brooks Semiconductor Solutions Group
David C. Gray	Senior Vice President, Chief Strategy and New Business Officer
Maurice H. Tenney III	Former President, Brooks Sample Management

Shareholder Outreach and Engagement

In Fiscal 2019, we continued our practice of inviting many of our larger shareholders to discuss our pay programs and practices. These sessions were led by our Chairman of the Board and our Chair of the Human Resources and Compensation Committee, or HRC Committee. In addition to receiving shareholder feedback, we engaged their perspectives on topical executive pay issues to assist in guiding the ongoing management of our executive compensation program. This year, the shareholders we spoke with were asked to provide their input on:

•	the use of non-GAAP financial metrics to measure performance within executive incentive plans
•	metrics that shareholders believe provide a strong relevance to performance and building long-term value
•	how to maintain an appropriate balance between growth and profitability

The several shareholders who accepted our invitation were complimentary of our executive compensation program and asked insightful questions around specific pay elements or design. As in prior years, many of the shareholders we contacted indicated that no discussion or meeting was necessary. Shareholders who did engage with us also used the discussion opportunity to comment on other governance matters. The feedback from our outreach efforts is provided to the rest of the HRC Committee and the full Board. No substantive changes to the executive compensation program were recommended by the shareholders when we spoke.

We intend to maintain an ongoing dialogue with our shareholders to ensure that our executive compensation program continues to take their views into consideration. We encourage our shareholders to provide us with feedback on our executive compensation program and governance matters. To facilitate this process we have established a link to provide feedback on the investor section of our website. Please visit https://brooks.investorroom.com/shareholder-feedback.

Fiscal 2019 Company Performance and Financial Highlights

We believe that our business strategy continues to prove its value and sustainability and we remain committed to our internal and acquisition related investments to further our growth. During Fiscal 2019 we accelerated our transformation strategy as we welcomed GENEWIZ to our company and divested our Semiconductor Cryogenics business.1 Even with the significant work associated with completing these two transactions, we remained focused on our ongoing business and continued to deliver exceptional growth in capturing market share across our business lines while advancing our technology and market leadership positions in each of the semiconductor and life sciences markets.

1	On July 1, 2019, the Company announced that it had completed the sale of its Semiconductor Cryogenics business to Edwards Vacuum LLC (a member of the Atlas Copco Group). In accordance with GAAP, we are providing the results of the Semiconductor Cryogenics business as discontinued operations in the results presented below.
22 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In Fiscal 2019, we continued to capture market share in the Semiconductor Solutions Group with well over 100 design-in-wins; both the Sample Management and GENEWIZ businesses continued their revenue growth while adding hundreds of new customers; we managed our balance sheet during the GENEWIZ and Semiconductor Cryogenics transactions; and we spent most of the year preparing for a global system upgrade in managing our business through the Oracle cloud.

In concluding another transformative year that we believe has set the foundation for increased growth and profitability, our achievements for Fiscal 2019 include:

•	Revenue growth increase of 24% from Fiscal 2018; this follows revenue increases of 20% and 22% in Fiscal 2018 and 2017, respectively, compared to the prior fiscal years.
•	Adjusted Gross Margin growth to 41.9%, a 190 basis point increase over Fiscal 2018
•	Adjusted Earnings Per Share, or EPS, of $0.76, an increase of $0.13, or 20% from Fiscal 2018
•	Increased our Total Shareholder Return, or TSR, year-over-year by 7%; this brings our 3 -year TSR Compound Annual Growth Rate, or CAGR, to 41.7% and our 5-year TSR CAGR to 31.6%
•	Return on Invested Capital, or ROIC, declined as a result of the $450 million investment to acquire GENEWIZ in November 2018
•	Cash flow from operations was $91 million, a 23% increase compared to $74 million in Fiscal 2018. Excluding transaction fees paid upon the closure of the sale of the Semiconductor Cryogenics Business, cash flow from operations was $104 million, a 41% increase from Fiscal 2018

Adjusted Gross Margin, Adjusted EPS and Adjusted Operating Income are non-GAAP financial measures. An explanation of the adjustments to our GAAP financial measures used in this proxy statement and a reconciliation of the adjusted financial measures to the comparable GAAP financial measures are included in Appendix A to this proxy statement.

Fiscal 2019 Company Performance and Financial Highlights

BROOKS AUTOMATION – 2019 Proxy Statement 23

COMPENSATION DISCUSSION AND ANALYSIS

Our long-term financial model that we share with our investors and shareholders forms the basis for our annual performance targets. The chart below shows the alignment between financial performance and CEO pay over the last four years.

In the final quarter of Fiscal 2018, we announced two transactions consistent with our overall corporate strategy to transform our company. We entered into an agreement to sell our Semiconductor Cryogenics business that is part of our Semiconductor Solutions segment to Edwards Vacuum LLC (a member of the Atlas Copco Group). Additionally, we announced our agreement to acquire GENEWIZ, a leading provider of genomics services based in New Jersey and Suzhou, China. The GENEWIZ acquisition closed on November 15, 2018. The divestiture of the Semiconductor Cryogenics business closed on July 1, 2019.

Pay for Performance Alignment

We have focused on the alignment of the pay of our executive leadership team with our performance against certain core business metrics. These metrics, which are incorporated into our incentive compensation plans, are chosen to coordinate with our financial and strategic objectives and to appropriately balance our short- and long-term goals. Our performance goals are designed to incentivize building a business with resilience and growth capability with an eye to long-term sustainable growth. We believe the goals are aggressive but achievable.

24 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The chart below shows the strong alignment between our business strategy and our cash (or Performance-Based Variable Compensation Plan, sometimes referred to as our PBVC) and equity (or Long-Term Incentive Plan, sometimes referred to as our LTIP) incentive plans for Fiscal 2018 and 2019.

Business Strategy *To build a business model with resilience and growth capability*	**Organic Financial Goals** *To grow our FY2019 results consistent with our 2020 target model* RESULTS FY18	FY19		**Compensation Design** *Our 2019 incentive plans are based on financial goals that support our long-term business model*
Extend Leadership in Core Markets	$632M	$781M	Total Revenue	FY 2018 and FY 2019 PBVC (annual cash incentive)
	$0.64	$0.76	Adjusted EPS	
Employ value creation methodology for the rapid growth of Semi Conductor and Life Sciences	$632M	$781M	Total Revenue	FY 2018 and FY 2019 PBVC (annual cash incentive)
	$65M	$90M	Adjusted Operating Profit	
Drive Margin Expansion	40.0%	41.9%	Adjusted Gross Margin	FY 2018 and FY 2019 PBVC (annual cash incentive)
Utilize Balanced and Disciplined Capital Deployment	$65M	$90M	Adjusted Operating Profit	LTIP 2018 - 2020 LTIP 2019 - 2021
	$61M	$67M	Free Cash Flow	LTIP 2018 - 2020 LTIP 2019 - 2021
	14.3%	7.4%	ROIC	LTIP 2018 - 2020 LTIP 2019 - 2021

Executive Compensation Program Framework

Philosophy and Objectives

Our executive compensation program is intended to reward our senior leadership team for achieving performance that is directly tied to our annual operating and longer-term strategic plans and is designed to create value for our shareholders. We believe that our plan structure clearly aligns our reward outcomes with the interests of our shareholders, as reinforced by our dialogue with shareholders over the last several years.

We have identified strategic business imperatives and designed our executive compensation programs in a manner that we believe provides appropriate incentives for management to work toward our mutually beneficial goals.

Strategic Imperatives
Drive performance
•	Extend our leadership position in our core markets
•	Employ value creation methodology for the growth of our Semiconductor and Life Sciences businesses
•	Exercise balanced and disciplined capital deployment
Deliver profitable growth
•	Drive margin expansion in each of our two core businesses
•	Achieve rapid and profitable growth of Semiconductor and Life Sciences revenue

We believe our executive compensation program provides competitive compensation that is in line with the practices of leading semiconductor capital equipment, life sciences, and high technology companies with whom we compete for business and talent. Our total rewards strategy is intended to provide:

•	a balance between fixed and variable pay that rewards performance and results
•	performance-based awards that are tied to aggressive but achievable company and business unit results
•	recognition that in our cyclical and volatile industries the ability to perform throughout business cycles is critical to our long-term success
BROOKS AUTOMATION – 2019 Proxy Statement 25

COMPENSATION DISCUSSION AND ANALYSIS

We do not define specific percentages of fixed, variable, and long-term compensation for our executives. We designed our executive pay program to provide base compensation that is competitive with our peer group along with the opportunity to earn variable pay when justified by financial performance. Our pay for performance design emphasizes “at-risk” variable compensation which is paid for based upon achievement of strategic accomplishments that are directly tied to increasing shareholder value.

Strong Governance and Pay Practices

We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with governance best practices that serve our shareholders’ long-term interests. The following are some of the highlights of our program design and pay practices:

What We Do	What We Don’t Do
Maintain stock ownership guidelines	No above-median pay benchmarking
Maintain clawback provisions	No gross-up provisions
Provide for double-trigger change-in-control benefits	No pension plans or other post-employment benefit plans
Consult with an independent compensation consultant	No executive perquisites
Conduct an annual risk assessment	No severance multipliers in excess of 3 times total pay
Conduct an annual review of pay levels	No dividends on RSUs until they vest
Conduct evaluations of performance goal rigor	No hedging or pledging of our stock
Solicit shareholder input and incorporate their feedback
Require minimum vesting periods on equity awards

Key Components of Compensation

Our executive compensation program consists of three components: base pay; annual cash incentive under our Performance-Based Variable Compensation Plan, or PBVC; and annual equity awards under our Long-Term Incentive Plan, or LTIP.

Element	Objectives
Base Salary	•	Provides regular source of income at market-competitive levels
PBVC	•	Motivates executive team to achieve key annual financial goals and objectives
	•	Provides at-risk compensation that is not earned if minimum threshold goals are not achieved as well as upside earnings potential for achievement of stretch goals
LTIP	•	Motivates executive team to execute against longer-term financial and strategic objectives
•
Provides a direct link between performance outcomes and actual pay realized through the use of performance-based RSUs, representing 75% of each executive’s annual LTIP grant; payout is contingent upon achieving minimum performance thresholds, and provides upside potential for stretch performance

	•	Provides retention incentive through the use of time-based RSUs representing 25% of each executive’s annual LTIP grant
26 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In allocating total direct compensation among these three components, we seek to provide competitive levels of fixed compensation (base pay and time-based RSUs) and, through annual and long-term variable incentives, provide opportunity for additional compensation where aggressive but achievable performance objectives are met. For Fiscal 2019, our CEO’s and other named executive officers’ target pay mix emphasized variable at-risk pay opportunities as illustrated below:

Determining Executive Compensation

The HRC Committee is responsible for developing and administering the compensation program for executives as illustrated in the chart below. All HRC Committee pay recommendations are submitted to the non-employee directors of the Board for final vote and approval. The HRC Committee is composed of at least three members, all of whom are independent directors. Ms. Ellen M. Zane is Chair of the HRC Committee having been appointed in February 2015, and she is currently joined on the HRC Committee by Mr. Kirk P. Pond and Ms. Robyn C. Davis.

BROOKS AUTOMATION – 2019 Proxy Statement 27

COMPENSATION DISCUSSION AND ANALYSIS

Each year our CEO, with the assistance of our Human Resources department, makes annual recommendations to the HRC Committee regarding the salaries, incentive payments and equity grants for key employees, including all executive officers other than himself. The HRC Committee also holds executive sessions that are not attended by members of management. The HRC Committee makes recommendations to the non-employee directors on each element of our CEO’s compensation, as well as other significant aspects of our executive compensation programs, for final approval by our full Board. The recommendations of the HRC Committee typically include the following:

•	Executive compensation program development
•	PBVC and LTIP design, performance metrics and goals determination
•	Executive base salary adjustments
•	Incentive plan achievement awards and payouts
•	Pay programs and policies that impact the executive team such as severance and change in control arrangements, stock ownership requirements and other pay governance items

Human Resources and Compensation Committee Annual Compensation Calendar
Shareholder Outreach
April/May HRC Committee and Board Meeting
• Develop shareholder outreach materials
• Review compensation consulting relationships
• Review legislative and market impacts to program
July/August HRC Committee and Board Meeting
• Review philosophy and pay strategies
• Initial review of executive incentive plan designs and targets
• Review of Pay for Performance report
• Review and approval of peer group for next fiscal year
October HRC Committee Meeting
• Additional review of executive incentive plans design, metrics and goals for new fiscal year
• Review of market and trends
• Competitive pay analysis review
January/February HRC Committee and Board Meeting
• Review proxy analysis reports
• Review stock ownership guidelines
• Shareholder outreach planning
Annual Shareholders Meeting
CD&A/Proxy Filed
November HRC Committee and Board Meeting
• Final review and approval of executive incentive plans design, metrics and goals
• Compensation program risk analysis
• Review and approve prior year incentive payouts
• Review CD&A drafts
• Review and approve CEO and other Named Executive Officers base salary recommendations
• Board approves recommendations from HRC Committee
• CEO Performance Assessment Review
• CEO Pay Elements review and approval

Use of Consultants

The HRC Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities as described below. Each year our outside compensation consultant assists the HRC Committee in evaluating the competitiveness and appropriateness of executive compensation levels and practices. In Fiscal 2019, the HRC Committee continued its engagement with its independent compensation consultant, Pearl Meyer, a national executive compensation consulting firm, to review and provide recommendations concerning all of the elements of our executive compensation program. Pearl Meyer performs services solely on behalf of the HRC Committee and has no relationship with the Company or management except as it may relate to performing such services. The HRC Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and the corporate governance rules of the Nasdaq Stock Market and concluded that no conflict of interest exists that prevents Pearl Meyer from independently representing the HRC Committee. Services provided by Pearl Meyer in Fiscal 2019 included:

•	a review of the appropriateness of our peer group for executive compensation comparison purposes
•	a competitive assessment of Brooks as compared to the market based on the compensation components of base salary, target annual incentives, long-term incentives, and total direct compensation
•	an evaluation of our incentive plans (PBVC and LTIP) design
28 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

•	an evaluation of the rigor of our short-term and long-term incentive metrics and goals and their corresponding potential impact on increasing shareholder value
•	an analysis of our equity practices to assure prudent equity management as measured by our share burn rate, dilution and overhang
•	an analysis of our short- and long-term pay for performance alignment related to our peer group
•	assistance with shareholder outreach efforts
•	attendance at scheduled HRC Committee meetings to assist with ongoing support

The information provided by Pearl Meyer is supplemented by compensation survey data purchased by the Company from Radford Executive Survey, which is used to gauge the market competitiveness of our senior executive compensation.

Before each meeting, the HRC Committee is provided appropriate materials and information necessary to make informed decisions about our executive compensation practices. These materials may be supplemented by reports prepared by Pearl Meyer or our Human Resources department. The HRC Committee uses its judgment supported by facts and documentation in making compensation recommendations that it believes supports our philosophy and objectives.

Peer Group

In consultation with Pearl Meyer, the HRC Committee annually reviews our peer group to ensure it is appropriate to utilize for external compensation comparisons. Criteria used to select these companies include industry comparability, revenue size and market capitalization, and product/service comparability. We generally exclude companies from the peer group that primarily make integrated circuit, or IC, chips because of the significantly different business model of those chip makers versus semiconductor capital equipment manufacturers like us. Publicly traded life sciences services and equipment companies within our financial ranges are also included in the peer group.

Step		Selection Criteria
1.	Industry Similarity	»
Publicly-traded companies in the Semiconductors & Semiconductor Equipment (GICS: 4530), Health Care Equipment & Services (GICS: 3510) or Pharmaceuticals, Biotechnology & Life Sciences (GICS: 3520) industry groups

2.	Geographic Similarity	»	US-based companies
3.	Size Similarity	»	Revenue: $250M - $2.3B, approximating 0.33x - 3.0x range around Brooks’ trailing four-quarter revenue
		»	Market Capitalization: $750M-$7.0B, approximating a 0.33x - 3.0x range around Brooks’ current market capitalization
4.	Business Profile Similarity	»	Preference given to companies in the semiconductor and life sciences industry and/or companies with a presence in either of these markets
			a)	Those with comparable products/services
			b)	Those that serve the life sciences market to reflect Brooks’ business strategy of expanding its Life Sciences segment with its sample management systems and services, and gene sequencing and synthesis

We modified our Fiscal 2018 peer group to construct our peer group for 2019 compensation determination. For Fiscal 2019 the HRC Committee removed Analogic Corporation from the peer group as it was acquired during 2018 and ceased to operate as an independent public company. We also removed Photronics, Inc. based on its lower market capitalization. The HRC Committee approved two additions to the peer group: one life sciences company in order to increase the mix of companies targeting the life sciences market to more closely reflect our current business profile; and one semiconductor capital equipment company. The semiconductor addition was: Rudolph Technologies, Inc., now known as Onto Innovation, Inc., a manufacturer that supplies photonics, vision and precision motion components and sub-systems to original equipment manufacturers in medical and industrial markets, and the life sciences addition was Novanta, Inc. a designer and manufacturer of process and process control equipment and software for the semiconductor and microelectronic manufacturing industries.

BROOKS AUTOMATION – 2019 Proxy Statement 29

COMPENSATION DISCUSSION AND ANALYSIS

We believe the Fiscal 2019 peer group has balance between revenue and market capitalization for size and includes a sizable presence of life sciences companies or those offering life science products. This growing number of peer group companies with life sciences products is reflective of the evolving strategic focus of the Company.

*	Trailing twelve months revenue at June 30, 2018
**	as of June 30, 2018

The following chart contains a list of the companies in our Fiscal 2018 and 2019 peer groups.

Fiscal 2018 Peer Group:	Fiscal 2019 Peer Group:
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
Analogic Corporation.	Axcelis Technologies, Inc.
Axcelis Technologies, Inc.	Bio-Rad Laboratories, Inc.
Bio-Rad Laboratories, Inc.	Bruker Corporation
Bruker Corporation	Cabot Microelectronics Corporation
Cabot Microelectronics Corporation	Coherent, Inc.
Coherent, Inc.	Entegris, Inc.
Entegris, Inc.	FormFactor, Inc.
FormFactor, Inc.	Haemonetics Corporation
Haemonetics Corporation	MKS Instruments, Inc.
MKS Instruments, Inc.	MTS Systems Corporation
MTS Systems Corporation	Novanta Inc.
Photronics, Inc.	Rudolph Technologies, Inc.
Ultra Clean Holdings, Inc.	Ultra Clean Holdings, Inc.
Varex Imaging Corporation	Varex Imaging Corporation
Veeco Instruments, Inc.	Veeco Instruments, Inc.
30 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2019 Executive Compensation Program

Based on Pearl Meyer’s competitive assessment and the HRC Committee’s review of each executive’s scope of responsibility and individual performance, the HRC Committee set target pay levels for the CEO and our other executive officers that were in accordance with our compensation philosophy.

The outcomes of our Fiscal 2019 executive compensation program can be summarized as follows:

Fiscal 2019 Element	Fiscal 2019 Outcome
Base Salary	•	Dr. Schwartz, Messrs. Robertson and Jarzynka and Dr. Gray received base salary adjustments effective January 1, 2019. Dr. Liao’s base salary was effective when she joined us on November 15, 2018.
Annual Performance-Based Variable	•	Corporate Revenue achieved between threshold and the target goal.
Compensation Plan (Cash)	•	Adjusted Gross Margin achieved between threshold and the target goal.
	•	Adjusted EPS did not attain the minimum threshold goal.
Long-Term Incentive Plan (2017 - 2019) Status: Complete. Final Achievement 193.4%	•
3-Year Metric Measures: cumulative Adjusted Operating Profit, cumulative Free Cash Flow; and 3-year average ROIC together achieved 193.4% of weighted targets and participants vested in corresponding performance-based RSUs

Long-Term Incentive Plan (2018 - 2020) Status: Ongoing	•	3-Year Metric Measures: cumulative Adjusted Operating Profit; cumulative Free Cash Flow; and 3-year average ROIC to be measured following the end of Fiscal 2020.
Long-Term Incentive Plan (2019 - 2021) Status: Ongoing	•	3-Year Metric Measures: cumulative Adjusted Operating Profit; cumulative Free Cash Flow; and 3-year average ROIC to be measured following the end of Fiscal 2021.

Base Salary

The HRC Committee reviews salaries annually and implements any adjustments effective January 1, with occasional mid-year adjustments for off cycle events such as promotions. The HRC Committee considered the market competitive positioning of the CEO and other named executive officers and recommended that base salaries be increased for each of our named executive officers other than Mr. Tenney. The following table lists base salaries for the last two fiscal years for the CEO and our other named executive officers.

FISCAL YEAR END BASE PAY

Name	September 30, 2018	September 30, 2019	Percent Increase
Stephen S. Schwartz	$650,000	$675,000	3.9%
Lindon G. Robertson	$485,000	$500,000	3.1%
Maurice H. Tenney III(1)	$465,000	$465,000	0%
David E. Jarzynka	$380,000	$440,000	15.8%
David C. Gray	$360,000	$375,000	4.2%
Guojuan Liao(2)	—	$440,000	—
(1)	Mr. Tenney’s employment with the Company as President, Brooks Life Sciences terminated on September 6, 2019.
(2)	Dr. Liao joined the Company on November 15, 2018 as part of our acquisition of GENEWIZ.

Executive Pay Increases (all effective January 1, 2019)

Stephen S. Schwartz - President and Chief Executive Officer

•	Dr. Schwartz’ compensation recognizes his achievements in successfully executing the Company’s growth strategy and transformation towards higher growth businesses. In addition to the significant increase in enterprise value that has been realized under Dr. Schwartz, he led the acquisition of genomics services provider GENEWIZ while divesting the lower growth Semiconductor Cryogenics business. Both our Life Sciences segment and Semiconductor Solutions Group segment continued to gain market share and grow as he positioned both for potential future growth. In reviewing Fiscal 2018 results, the HRC Committee and Board noted that revenue grew by 20% and adjusted EPS by 44%. Dr. Schwartz received a market-based adjustment to his annual base salary to bring it up to $675,000 to keep his base salary competitive with the market for our peer CEOs.
BROOKS AUTOMATION – 2019 Proxy Statement 31

COMPENSATION DISCUSSION AND ANALYSIS

Lindon G. Robertson - Executive Vice President and Chief Financial Officer

•	Mr. Robertson’s compensation reflects the contributions he has made in supporting the CEO and Company with record financial performance achieved during Fiscal 2018. In addition to the revenue growth of 20% and adjusted EPS growth of 44% in Fiscal 2018, Mr. Robertson was highly instrumental in providing effective communications to investors regarding the Company’s strategic and long-term financial goals. Mr. Robertson is the executive sponsor of the numerous and successful projects involved in the Company’s digital transformation. He also personally led and managed the Company’s successful efforts in securing over $400 million in term loan financing, including the subsequent loan syndication, positioning the Company to purchase GENEWIZ. In addition to his CFO responsibilities, Mr. Robertson also manages worldwide facilities, logistics and information technology.

Guojuan (Amy) Liao, President GENEWIZ

•	Dr. Liao joined Brooks from GENEWIZ where she served as co-founder and Chief Executive Officer. In establishing Dr. Liao’s compensation, the Company relied on its external market benchmarks and internal peer comparisons. Her compensation further recognized the key role she has played in growing the GENEWIZ business, establishing its operating culture and the critical role she will play in continuing to lead this business and maintaining its growth trajectory.

David E. Jarzynka - President, Brooks Semiconductor Solutions Group

•	Mr. Jarzynka received an above-market base salary increase which calibrated Mr. Jarzynka’ s salary from an internal and external equity basis. He was promoted to President of the Semiconductor Solutions Group segment effective for Fiscal 2019. Under Mr. Jarzynka’ s leadership, this segment continued to outpace the industry in Fiscal 2018 with 15% growth in revenue. He positioned our Contamination Control Solutions and Contamination Control Solutions-Reticle Solutions businesses to capture market share while significantly growing our market share and revenue in vacuum automation and advanced packaging.

David C. Gray - Senior Vice President, Chief Strategy and New Business Officer

•	Dr. Gray assumed leadership of our growing Life Sciences B3C organic product in addition to his role of Chief Strategy and New Business Officer. During Fiscal 2018, multiple B3C products were installed at a broad set of customers establishing a meaningful and valuable installed base which we believe will offer future growth. Dr. Gray hired and developed the engineering and research and development team that has positioned B3C as a strong growth platform.

Annual Cash Incentive for Fiscal 2019 – Performance-Based Variable Compensation (PBVC)

Each year the HRC Committee, with management, reviews the annual operating plan to determine the critical financial metrics and goals they believe will drive shareholder value when achieved. For Fiscal 2019, the HRC Committee voted to retain the Revenue, Adjusted Gross Margin and Adjusted EPS metrics for the PBVC as each is aligned to the Company’s emphasis on accelerating profitable growth.

In reviewing the metrics and goals, the HRC Committee was guided by the following:

•	Aligning the shorter-term financial objectives of our annual PBVC incentives and the longer-term strategic objectives of our LTIP
•	Establishing financial goals that are aggressive but achievable, that show significant growth over prior years’ targets and results and that account for significant acquisitions and divestitures
•	Maintaining a strong linkage between incentive plan metrics and our strategic plan and business model
•	Defining appropriate ranges of financial long-term performance to equitably reward performance below and above our aggressive targets of our business during Fiscal 2019

The HRC Committee met over several sessions and engaged our compensation consultant to review our (and our peer group’s) historical achievement levels on the proposed metrics to ensure appropriate rigor in setting these goals. The consultant’s report noted that because of the significant transformation of our business during Fiscal 2019 that includes the sale of the Semiconductor Cryogenics business and the purchase of GENEWIZ, Pearl Meyer was more limited in deploying certain methodologies historically used to evaluate the rigor of our performance goals. Nevertheless, based on its independent assessment, Pearl Meyer concluded that the Fiscal 2019 incentive compensation performance goals were of appropriate rigor reflecting:

•	A goal-setting process incorporating all marketplace best practices, including year-over-year growth (where applicable), appropriately structured performance ranges and corresponding reasonable payout levels
•	Challenging goals in both the PBVC and LTIP, yet not so challenging as to lessen the motivational and retentive value of the program
•	PBVC goals based on meaningful organic growth for continuing business operations
•	Historical payouts that have fluctuated demonstrating a history of sufficiently challenging goals
32 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2019 PBVC Financial Performance Goals

Our Fiscal 2019 PBVC metrics and goals were key performance measures that anticipated continued growth in our Semiconductor Solutions Group and Life Sciences segments, despite a cyclical softening within the semiconductor industry. The goals for the Fiscal 2019 PBVC included one quarter of the results from our Semiconductor Cryogenics business, as the sale was originally anticipated to close in the second quarter of Fiscal 2019. The goals also included 10.5 months of the results from GENEWIZ as we acquired GENEWIZ on November 15, 2018.

Annual Revenue:

•	Revenue goal set 6% higher than Fiscal 2018 actual results and 15% higher than Fiscal 2018 PBVC target
•	Goals achievement dependent on: semiconductor market conditions; Life Sciences continued growth performance in core biostorage markets; and recent acquisition of rapidly growing GENEWIZ business
•	Weighted at 50% of Target

Adjusted Gross Margin:

•	Key metric for measuring the ability to drive profitability at all points in the industry cycle while outperforming the industry and increasing market share
•	Target is a 240bp improvement over Fiscal 2018 actual results and a 250bp increase over Fiscal 2018 target
•	Goal driven by: semiconductor expansion on product cost reductions and improved product value mix; Life Sciences increases on improved mix and volume leverage; and higher GENEWIZ margins for 10.5 months of ownership in Fiscal 2019
•	Weighted at 25% of Target

Adjusted EPS:

•	Aggressive target goal to measure our performance in delivering profitable growth across all spend categories using a metric that is understood by our shareholders
•	The Adjusted EPS target goal was set slightly less than the Fiscal 2018 target goal to reflect the impact of the business transactions occurring during Fiscal 2019. The Semiconductor Cryogenics business had a record year of profitability in Fiscal 2018 and accounted for a large portion of our Fiscal 2018 Adjusted EPS performance. Also considered was the lower operating margin GENEWIZ business as compared to those of the Semiconductor Cryogenics business
•	Target is 25 cents lower than our Fiscal 2018 Adjusted EPS result and 5 cents lower than our Fiscal 2018 target for the same reasons set forth above
•	Weighted at 25% of Target

Fiscal 2019 Corporate PBVC Plan Results

		TARGETS			ACHIEVEMENT
						Year End Result
Corporate	Metric Weighting	Threshold 25%	Target 100%	Max 150%	Full Year Actual	Award Percent	Weighted % of Target Award
Annual Revenue	50%	$788M	$878M	$950M	$820.2M	51.8%	25.9%
Adjusted Gross Margin	25%	41.0%	43.5%	45.0%	42.1%	59.4%	14.9%
Adjusted EPS	25%	$1.10	$1.30	$1.70	$1.05	0.00%	0.00%
Corporate Financial Metrics	100%						40.8%

Although our Fiscal 2019 results fell short of the PBVC target goals we established last year, we continued to grow our business while adding significant market value. Our metrics performance relative to the goals was impacted by a cyclical pullback in semiconductor capital equipment spending and more moderate growth of our Sample Management portfolio of products. GENEWIZ performed as expected and added significantly to our 70% business growth in revenues in our Life Sciences segment. Overall, Sample Management added 70 new customers with stronger go-to-market activities. Even with the cyclical softening of the semiconductor industry and the wafer-fab equipment market declining approximately 20% as compared to the prior fiscal year, our Semiconductor Solutions business grew 3%, led by our Contamination Control Systems and Advanced Packaging product performance.

BROOKS AUTOMATION – 2019 Proxy Statement 33

COMPENSATION DISCUSSION AND ANALYSIS

Listed below are our CEO’s and our other named executive officers’ (other than Dr. Liao) earned cash payouts based on the achievement of the corporate financial metrics as weighted. Messrs. Tenney and Jarzynka are also measured on specific business unit financial performance while Dr. Liao was measured solely on GENEWIZ financial performance under the Brooks PBVC Plan.

	Target Opportunity as % of Annual Base Pay	Metric Weighting		Cash Payout	Payment as a % of Target
Name		Corporate	Business
Stephen S. Schwartz	110%	100%	0%	$299,293	40.8%
Lindon G. Robertson	100%	100%	0%	$201,963	40.8%
Guojuan Liao	75%	0%	100%	$255,713	98.0%
David E. Jarzynka	75%	40%	60%	$87,671	27.7%
David C. Gray	60%	100%	0%	$90,615	40.8%
Maurice H. Tenney III	75%	30%	70%	$104,163	28.4%

Long-Term Incentives

We regularly review the design of our equity incentive plan to ensure it remains calibrated to our long-term strategic goals while providing the appropriate balance of challenge and motivation.

In Fiscal 2019, the HRC Committee conducted an in-depth review of the plan designs for both our annual PBVC and our three-year LTIP. The HRC Committee commissioned Pearl Meyer to assist with the review and enlisted the support of the Company’s Human Resources department. The objectives and process of the review were as follow:

•	Diligence exercise to assist the HRC Committee and management in selecting the strongest incentive plan metrics that drive shareholder value
•	Internal Review: Subjective analysis and discussion on current metrics linkage and alignment to specific strategic criteria
•	External Review: Benchmarking of our incentive plan metrics alignment to our compensation peer group and review of achievement results and payouts over several years.
•	Determination of incentive metrics and design for upcoming PBVC and LTIP awards

The HRC Committee presented the conclusions from the review to the full Board at the Board’s August 2019 meeting. In summary, we believe our plan designs as well as metrics and goals are appropriately aligned with prevailing peer practices. The HRC Committee and the Board also concluded that the metrics and incentive plan designs are closely tied to our business strategy for both the short and long term and have served the shareholders well in delivering value.

Each of our named executive officers received award grants of both time-based and performance-based RSUs in Fiscal 2019.

We use performance-based RSUs for the majority (75%) of our equity grants and measure performance at the end of each three-year LTIP period.

Similar to our annual PBVC, the HRC Committee has been very consistent in the selection of metrics for the LTIP that are in support of our long-term strategy. We believe this consistency helps focus the executives on achieving the financial results that we believe will drive shareholder value. We believe total annualized shareholder return for our 5-, 3- and 1- year periods of 32%, 42%, and 7%, respectively, are strong indicators that our incentive plans are helping drive appropriate, results-focused behaviors.

The financial metrics for the Fiscal 2017 – 2019 LTIP are comprised of cumulative Adjusted Operating Profit (40% weight), cumulative Free Cash Flow (40% weight) and three-year average ROIC (20% weight). Beginning with the Fiscal 2018 - 2020 LTIP, all three metrics were equally weighted.

We have selected these metrics because we believe:

•	Adjusted Operating Profit is a key performance indicator that motivates, and rewards sustained growth in profit, and demands a longer-term management focus on business operations and profitability
•	Free Cash Flows will provide funding for growth initiatives, focused on new product development and acquisitions, and is a key indicator of overall company performance with a strong management line of sight
•	ROIC is a key financial metric, as it focuses executives on a forward looking, disciplined approach to capital investment in optimizing shareholder return. This metric will measure effective capital deployment in internal organic investments and acquisitions with accretive returns
34 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Grant Process

The value of each year’s LTIP equity grant for the CEO and our other named executive officers is based on a variety of factors including market and peer group data as provided by Pearl Meyer, the ability of the executive to impact long-term shareholder value, the executive’s prior contributions and performance and the current outstanding equity grants held by the executive. For executive officers, this translates into a projected equity value to target cash compensation ratio generally ranging from 1.0 to 1.5. A combination of performance and time-based RSUs are used as part of our LTIP. Performance-based RSUs are intended to focus and align management leadership to increasing share value and profitable growth, while time-based RSUs help promote retention of key leadership talent.

The following table shows the LTIP grant date value for the Fiscal 2017, 2018 and 2019 Plans.

LTIP Grant Date Value
$000

Grant Date	2017 11/9/16	2018 11/8/17	2019* 11/29/18
Executive
Stephen S. Schwartz	$2,062	$2,194	$2,982
Lindon G. Robertson	$908	$1,050	$1,257
Guojuan Liao	—	—	$957
David E. Jarzynka	$627	$660	$957
David C. Gray	$488	$540	$628
Maurice H. Tenney III	$892	$900	$957
*	The grant date value shown for Fiscal 2019 is approximately 20% higher than the grant dollar value approved by the Board due to the HRC Committee meeting to approve the LTIP design for Fiscal 2019 - 2021 being held on November 29, 2019, after the date used by the Company to convert dollar values to RSUs under its standard practice (3 days following the release of earnings, November 23, 2018). Over the period from November 23, 2018 to November 29, 2018, the price of Brooks’ stock rose by approximately 20%.

Equity Plan Analysis

The most recent Pearl Meyer executive pay analysis, completed in September 2019, noted that Brooks’ dilution (total number of shares outstanding under the equity compensation programs as a percentage of the most recent fiscal year’s shares outstanding) was at the 35th percentile of our 2019 compensation peer group. Our share burn rate, which is the sum of options and full-value shares granted divided by weighted average shares outstanding (where all options and full-value shares are counted equally) average of 1.1% in Fiscal 2019 (1.1% burn rate was also the three-year average as shown in the chart below) was slightly above the 50th percentile of our peer group. We believe this judicious use of equity awards affords the HRC Committee flexibility in incenting executive behaviors to drive strategic initiatives.

BROOKS AUTOMATION – 2019 Proxy Statement 35

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2017 - 2019 LTIP

For Fiscal 2017, the LTIP was designed to ensure that our metrics and goals were consistent with our longer-term growth strategies. Our growth strategy is based on the following tenets:

•	Extend leadership in core markets
•	Employ value creation methodology for the rapid growth of both the Semiconductor Solutions Group and Life Sciences segments
•	Drive margin expansion
•	Utilize balance and disciplined capital deployment

The financial metrics were comprised of cumulative Adjusted Operating Profit (40% weight), cumulative Free Cash Flow (40% weight) and ROIC (20% weight). All three financial metrics were measured against performance goals for the fiscal 2017-2019 performance period.

Following the end of Fiscal 2019, we measured our performance against the goals. Our strong financial performance over the last three year period resulted in our Free Cash Flow and Adjusted Operating Profit metrics exceeding the stretch (maximum) goal while the ROIC metric reached 170% of target providing for an overall vesting percentage of 193.4% of each NEO’s performance-based RSU granted to our named executive officers.

LTIP 2017 - 2019 Financial Results

Long Term Incentive Plan Objectives – Fiscal 2017 - 2019 LTIP
Strategic Objective	Weighting	Measurement Time Frame	Metrics	Threshold 25% of Award	Target 100% of Award	Maximum +200% of Award	Results	Weighted % of Target Earned
Adjusted Operating Profit(1)	40%	3 Years	Cumulative Adjusted Operating Profit 2017 - 2019	$150M	$200M	$300M	$336M	80%
Free Cash Flow(2)	40%	3 Years	Cumulative FCF 2017 - 2019	$100M	$150M	$225M	$243M	80%
ROIC: (with acquisitions)(3)	20%	3 Years	3-year-average ROIC	5%	9%	14%	12.3%	33.4%
Total								193.4%

Definitions:

(1)	Adjusted Operating Profit: cumulative pre-tax operating income before special charges; excludes: (a) amortization expense; (b) purchase accounting adjustments; (c) restructuring expenses; (d) interest income; (e) other income; (f) joint venture income; (g) other items that may be excluded from Adjusted EPS.
(2)	Free Cash Flow: operating cash flow less capital expenditures
(3)	ROIC: GAAP income minus interest and losses on debt extinguishment (in each case after tax) as a percentage of average net assets, excluding cash and net deferred taxes. Each year’s average ROIC is equally weighted (Y1 + Y2 + Y3)/3

The following table summarizes the awards earned by our named executive officers under the Fiscal 2017 - 2019 LTIP:

	Fiscal 2017 - 2019 LTIP
Name	Time-Based RSUs	Performance-Based RSUs (PSUs) Granted at Target	Additional PSUs Earned Above Target	Total PSUs Earned (vested 11/15/2019)
Stephen S. Schwartz	37,000	111,000	103,674	214,674
Lindon G. Robertson	16,300	48,900	45,673	94,573
Guojuan Liao*	—	—	—	—
David E. Jarzynka	11,250	33,750	31,523	65,273
David C. Gray	8,750	26,250	24,518	50,768
Maurice H. Tenney III	16,000	48,000	44,832	92,832
*	Dr. Liao joined the Company in November 2018 and was not a participant in the Fiscal 2017 - 2019 LTIP.
36 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2018 - 2020 LTIP

The Fiscal 2018 LTIP covering the fiscal years 2018 – 2020 was approved by the HRC Committee and the full Board in November 2017 and was designed with the same metrics as the Fiscal 2017 – 2019 LTIP but with significantly greater goals for each metric that took into account the strong performance in Fiscal 2017 and the Company’s longer-term financial models that we believe support a strategy of profitable growth. The HRC Committee decided to make each metric equally weighted at one-third by increasing the weighting of the ROIC metric to help focus on growing our acquired companies.

FINANCIAL OBJECTIVES FISCAL 2018 - 2020 LTIP

Long Term Incentive Plan Metrics and Goals – Fiscal 2018 - 2020 LTIP
Strategic Objective	Weighting	Measurement Time Frame	Metrics	Threshold 25% of Award	Target 100% of Award	Maximum +200% of Award
ROIC (with acquisitions)(1)	34%	3 Years	3-year-average ROIC (2018 - 2020)	*	*	*
Free Cash Flow (2)	33%	3 Years	Cumulative Free Cash Flow (2018 - 2020)	*	*	*
Adjusted Operating Profit (3)	33%	3 Years	Cumulative Adjusted Operating Profit (2018 - 2020)	*	*	*

Definitions:

(1)	ROIC: GAAP income minus interest (after tax) as a percentage of average net assets, excluding cash and net deferred taxes. Each year’s average ROIC is equally weighted (Y1 + Y2 + Y3)/3
(2)	Free Cash Flow: operating cash flow less capital expenditures.
(3)	Adjusted Operating Profit: cumulative pre-tax operating income before special charges; excludes: (a) amortization expense; (b) purchase accounting adjustments; (c) restructuring expenses; (d) interest income; (e) other income; (f) joint venture income; (g) other items that may be excluded from Adjusted EPS.
*	We do not publicly disclose our goals during the performance periods due to the proprietary and competitive sensitivity of the information. We believe these goals to be consistent with our philosophy of establishing aggressive but achievable targets and after two years’ results, participants are on track to achieve the targets.

Prior to the start of the 2019 fiscal year on October 1, 2018, we announced that we were in the process of divesting our Semiconductor Cryogenics business to Edwards Vacuum LLC (a member of the Atlas Copco group) for $675 million and buying genomics services provider GENEWIZ for $450 million. The GENEWIZ acquisition closed on November 15, 2018 and it was anticipated that the divestiture of the Semiconductor Cryogenics business would close sometime in the second fiscal quarter (January – March 2019).

Based on these two transformative transactions, we assessed the goals for the 2018 – 2020 LTIP established in November 2017 and determined they were not consistent with the profile of the Company that would now include GENEWIZ for almost two full years of the LTIP while excluding the Semiconductor Cryogenics business for a similar period. The Committee reviewed several options to better align the goals of the Plan with the new profile of the Company to maintain the LTIP’s relevance and motivational value. After modeling several options, the HRC Committee recommended and the Board approved revised goals for Fiscal 2018 – 2020 LTIP using the following methodology:

•	For our Adjusted Operating Profit and ROIC metrics, we used actual Fiscal 2018 results as year one goals as these results both exceeded our Annual Operating Plan (AOP) targets; we then added our fiscal years 2019 and 2020 operating plan forecasts for these two metrics to use as year two and three goals. These forecasts included GENEWIZ results from November 15, 2018 and excluded the results of the Semiconductor Cryogenics business from October 1, 2018.
•	For our Free Cash Flow metric, we determined that the actual Fiscal 2018 results fell below the AOP target for Fiscal 2018. In order to maintain the intent of the LTIP, we used the higher AOP target (versus the lower actual result) for Fiscal 2018’s Free Cash Flow and added the Fiscal 2019 and Fiscal 2020 operating forecast targets to determine a revised three year cumulative goal for the Fiscal 2018 – 2020 Free Cash Flow metric.

We believe establishing revised goals was essential to maintaining the motivational value of the Fiscal 2018 – 2020 LTIP allowing us to equitably measure management’s performance over the three-year period while retaining the prior goals that were established under a significantly different financial profile which would have had the opposite effect. With only one year of the three-year LTIP period completed, we believed that revising the goals was the most prudent approach to retain the motivational value of the LTIP.

BROOKS AUTOMATION – 2019 Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS

The revised goals at target were amended by the following percentages:

•	ROIC – 3-year average reduced by 3.8% due to the impact of the acquisition of GENEWIZ and divestiture of the Semiconductor Cryogenics business
•	Free Cash Flow – 3-year cumulative total reduced by $45 million
•	Adjusted Operating Profit – 3-year cumulative total increased by $75 million

Fiscal 2019 – 2021 LTIP

The Fiscal 2019 LTIP metrics were again based on cumulative Adjusted Operating Profit, cumulative Free Cash Flow and a three-year average of our ROIC, all equally weighted. The threshold, target and stretch (maximum) goals excluded all financial results from the Semiconductor Cryogenics business and included GENEWIZ results as of our November 15, 2018 acquisition of the business. The goals also excluded the substantial gain on the sale of the Cryogenics business.

FINANCIAL OBJECTIVES FISCAL 2019 - 2021 LTIP

Long Term Incentive Plan Metrics and Goals – Fiscal 2019 – 2021 LTIP
Strategic Objective	Weighting	Measurement Time Frame	Metrics	Threshold 25% of Award	Target 100% of Award	Maximum +200% of Award
ROIC (with acquisitions)(1)	34%	3 Years	3–year–average ROIC (2019 - 2021)	*	*	*
Free Cash Flow (2)	33%	3 Years	Cumulative Free Cash Flow (2019 - 2021)	*	*	*
Adjusted Operating Profit (3)	33%	3 Years	Cumulative Adjusted Operating Profit (2019 - 2021)	*	*	*

Definitions:

(1)	ROIC: GAAP income minus interest (after tax) as a percentage of average net assets, excluding cash and net deferred taxes. Each year’s average ROIC is equally weighted (Y1 + Y2 + Y3)/3.
(2)	Free Cash Flow: operating cash flow less capital expenditures.
(3)	Adjusted Operating Profit: cumulative pre-tax operating income before special charges; excludes: (a) amortization expense; (b) purchase accounting adjustments; (c) restructuring expenses; (d) interest income; (e) other income; (f) joint venture income; (g) other items that may be excluded from Adjusted EPS.
*	We do not publicly disclose our goals during the performance periods due to the proprietary and competitive sensitivity of the information. We believe these goals to be consistent with our philosophy of establishing aggressive but achievable targets, and after one year’s results, participants are on track to achieve the targets.

Elements of Our Fiscal 2020 PBVC and LTIP

In establishing our metrics and goals for the Fiscal 2020 short- and long-term incentive plans, we again relied upon the comprehensive review undertaken to ensure our plan designs and metric selection were strongly aligned to our business and optimized to help drive shareholder value.

The review affirmed the appropriateness of our current plan design and features for both the PBVC and LTIP.

For the Fiscal 2020 – 2022 LTIP, the financial metrics are comprised of cumulative Adjusted Operating Profit (33% weight), cumulative Free Cash Flow (33% weight) and ROIC (34% weight). All three financial metrics will be measured against three-year performance goals for the Fiscal 2020 - 2022 performance period.

Other Compensation and Policies

Stock Ownership Guidelines

Stock ownership guidelines require that within five years of their hire date, executive officers, including our named executive officers Dr. Schwartz and Messrs. Robertson and Jarzynka, Dr. Gray and Dr. Liao, acquire and maintain beneficial ownership of Brooks shares at different multiples of salary depending upon position. The HRC Committee approved an increase to the CEO requirement to six (6) times base salary from the previous five (5) times base salary in Fiscal 2018. The CFO has an ownership requirement of three (3) times base

38 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

salary. The remaining positions covered by the policy have ownership requirements of two (2) times base salary. At the end of Fiscal 2019, Dr. Schwartz exceeded his six (6) times ownership requirement; Mr. Robertson exceeded his three (3) times ownership requirement; and the remaining named executive officers, other than Dr. Liao, who is new within an accumulation period, also exceeded their two (2) times base salary requirement. The guidelines cease to apply to any executive officer after termination of their employment.

Risk Assessment Process

The HRC Committee has assessed the risk profile of its compensation program to monitor whether any element of compensation or any policy encouraged inappropriate or unacceptable risk to the Company on an annual basis. The HRC Committee is provided with a series of Company analytical factors which focus upon several key areas of our compensation program, including: external market reference; pay mix; range and sensitivity of our PBVC and LTIP; selection of performance metrics; goal setting process; and our checks and balances on the payment of compensation. We believe this provides a process to ensure that an appropriate balance between prudent business risk and resulting compensation is being maintained.

The HRC Committee believes our policies and procedures achieve this balance. The Company also has clawback provisions in place as discussed in more detail below, as well as stock ownership guidelines to further align the executive’s interests with that of our shareholders. The HRC Committee regularly monitors the executives’ progress against our stock ownership guidelines. The HRC Committee believes our policies and rewards structure appropriately balances the creation of long-term value with shorter-term positive results.

Clawback Provisions

Clawback provisions which apply to the CEO and CFO are contained in employment agreements and/or offer letters and are consistent with the Sarbanes-Oxley Act of 2002. These provisions govern the recoupment of annual and long-term incentive compensation in the event of an accounting restatement due to material noncompliance by the Company that results from misconduct or gross negligence relating to any financial reporting requirements. In November 2013, the Board approved an incentive compensation recoupment policy that applies to all executive officers (including the CEO and the CFO), which is applicable to incentive-based compensation (such as the PBVC and performance-based RSUs) awarded to executive officers after the adoption of the policy. Pursuant to the policy, in the event we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, we will use reasonable efforts to recover any amount in excess of what would have been paid to such executive officers (or such former executive officers) whose intentional misconduct caused or contributed to the need for the restatement under the accounting restatement for any such incentive-based compensation during the three-year period preceding the restatement.

Employment Agreements

We currently have an employment agreement with Dr. Schwartz. The agreement provides for, among other things, a specified annual base salary and the target variable compensation award based on performance. It also provides that he will be entitled to severance of one year’s base salary and continued participation in benefit plans if his employment is terminated by us without “cause” or if he resigns for “good reason”. Severance and benefits are continued on a payroll to payroll basis if he remains unemployed following the initial twelve months of payment up to an additional twelve months. More information can be found under the section “Post-Employment Benefits”.

Messrs. Robertson and Jarzynka and Dr. Gray have each entered into offer letters that stipulate the terms and conditions of their employment with the Company. In June 2015, we modified the original offer letter to Mr. Robertson to provide for the same severance provisions as Dr. Schwartz (one year’s base salary and benefits and up to an additional 12 months so long as the executive remains unemployed). In November 2016 we modified the offer letters to Mr. Jarzynka and Dr. Gray to provide severance pay of six months base salary and benefits and up to an additional six months of severance and benefits so long as the executive remains unemployed. We believe these changes are appropriate as they reflect customary market practice for executives and provide our executives the proper focus when analyzing potential transactions.

In September 2019, Mr. Tenney separated from service and entered into a Separation Agreement with the Company consistent with the provisions of his employee agreement with the Company. The Separation Agreement provided for the following in exchange for a standard release of claims:

•	Salary continuation for a period of twelve months
•	Contingent salary continuation on a payroll to payroll basis for up to an additional twelve months if Mr. Tenney is not employed in a comparable executive position
•	A pro-rata payment under the Fiscal 2019 PBVC per the provisions and achievement of the weighted PBVC goals
•	Subsidized health benefits under COBRA for the period that Mr. Tenney is receiving salary continuation payment.
•	Continued equity plan vesting through a period of consulting service which ended on November 30, 2019
BROOKS AUTOMATION – 2019 Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS

Change-In-Control and Non-Compete Agreements

We currently have provisions within our equity award agreements that provide for accelerated vesting at target in the event of a double-trigger change in control (termination of employment without “cause” or for “good reason” within a year following or six months prior to a change-in-control).

In June 2015, we extended the double-trigger change in control provisions to our severance and benefits arrangements with Dr. Schwartz and Mr. Robertson and increased the protected termination period following a change in control to two years. The arrangement includes:

•	Cash severance, payable bi-weekly, equal to two times the amount of their current base salary and annual target bonus
•	A lump sum payment to cover the approximate cost of the Company’s portion of premiums for coverage under their welfare benefit plans for two years following termination
•	Fully accelerated vesting of all unvested equity awards including any performance-based awards that have not yet been earned calculated at the target award amount

In exchange for the change in control agreement, we entered into a non-competition agreement with Dr. Schwartz and Mr. Robertson where each executive agrees that during the term of the agreement and for 12 months following termination for any reason, the executive:

•	Shall not work or invest in any business that is competitive with Brooks
•	Shall not solicit for employment any employee of the Company or solicit a customer (within the last two years) of the Company

In November 2016, we extended the change-in-control provisions and non-compete agreements to Mr. Jarzynka and Dr. Gray on the same basis as described for Dr. Schwartz and Mr. Robertson.

Indemnification Agreements

We entered into an indemnification agreement at the time of hire with our CEO and our other named executive officers. The indemnification agreement provides that we will pay amounts incurred in connection with any civil or criminal action or proceeding, specifically including actions by or in the Company’s name where the involvement is by reason of the fact that he is or was an officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreement, the CEO will receive indemnification unless he or she is adjudged not to have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Brooks.

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended by the recently-enacted Tax Cuts and Jobs Act, restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to our named executive officers, effective for tax years beginning after 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017, and which were not modified in any material respect on or after such date. In the past, Section 162(m)’s deductibility limitation was subject to an exception for compensation that qualified as performance-based. Certain of our compensation programs were designed to permit us to qualify for the performance-based exception, although the Company reserved the right to pay compensation that did not qualify as “performance-based”. While the HRC Committee has considered the deductibility of compensation as a factor in making compensation decisions, it has retained the flexibility to provide compensation that is consistent with the Company’s goals for its executive compensation program, even if such compensation would not be fully tax-deductible. The HRC Committee is continuing to assess the impact of Section 162(m) of the Internal Revenue Code, as amended, on our compensation programs.

Section 280G and related sections of the Internal Revenue Code provide that executive officers and directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control event, and that we could lose a deduction on the amounts subject to the additional tax. We have not provided any executive officer, including Dr. Schwartz, with a commitment to gross up or reimburse other tax amounts that the executive might pay pursuant to Section 280G of the Internal Revenue Code. In January 2010, the Board voted that it would not make any gross-up or tax reimbursement commitments to any executives.

Section 409A of the Internal Revenue Code also imposes additional significant taxes on an executive officer, director or service provider who receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we intend to structure equity awards and other deferred compensation payments in a manner to comply with the applicable Section 409A requirements.

40 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Human Resources and Compensation Committee Report

To The Shareholders of Brooks Automation, Inc.:

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Human Resources and Compensation Committee

as of September 30, 2019

Ellen M. Zane, Chair
Robyn C. Davis
Kirk P. Pond

BROOKS AUTOMATION – 2019 Proxy Statement 41

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information concerning compensation of each named executive officer during the fiscal years indicated below:

Name and Principal Position	Fiscal Year	Salary		Bonus		Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation		Total
Stephen S. Schwartz	2019	$667,692	(3)			$2,991,821			$299,293	$12,600	(9)	$3,971,406
President and Chief Executive Officer	2018	$643,750				$2,217,307			$1,052,563	$12,375		($3,925,995
	2017	$625,000				$2,061,640			$1,195,031	$12,150		$3,893,821
Lindon G. Robertson	2019	$495,615	(4)			$1,495,941			$201,963	$12,600	(10)	$2,206,119
Executive Vice President & Chief Financial Officer	2018	$473,750				$1,061,135			$614,335	$12,375		$2,161,595
	2017	$436,250				$908,236			$597,575	$12,150		$1,954,211
Guojuan Liao	2019	$366,385	(5)	$63,952	(6)	$957,389			$255,713	$15,430	(11)	$1,658,869
President, GENEWIZ, Inc.
David E. Jarzynka	2019	$422,462	(7)			$957,389			$87,671	$13,400	(12)	$1,480,922
President, Brooks Semiconductor Solutions Group	2018	$372,500				$667,008			$396,349	$13,829		$1,449,686
	2017	$346,250				$626,850			$359,641	$12,719		$1,345,460
David C. Gray	2019	$370,616	(8)			$628,285			$90,615	$13,861	(13)	$1,103,377
Senior Vice President, Chief Strategy and New Business Officer	2018	$357,500				$545,728			$278,153	$12,470		$1,193,851
	2017	$350,000				$487,550			$287,658	$12,115		$1,137,323
Maurice H. Tenney III(14)	2019	$456,057				$957,389	(15)	$		$583,649	(16)	$1,997,095
Former President, Brooks Life Sciences	2018	$457,500				$909,569			$321,771	$12,375		$1,701,215
	2017	$432,500		$100,000		$891,520			$236,485	$12,150		$1,672,655
(1)	Awards consist of restricted stock unit (RSU) awards. In November 2018, the Company issued both time-based and performance-based RSUs under our Fiscal Year 2019 - 2020 Long-Term Incentive Plan to each of the named executive officers. The value of an award is based on the fair value as of the grant date calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). The grant date fair value of the performance-based RSUs assuming the maximum potential value is achieved is $4,487,732 for Dr. Schwartz; $1,884,856 for Mr. Robertson; $1,436,084 for Mr. Jarzynka; $1,436,084 for Dr. Liao; $942,428 for Dr. Gray and $1,436,084 for Mr. Tenney.
(2)	Amounts consist of cash incentive compensation awards earned for services rendered in the relevant fiscal year under the Company’s Performance-Based Variable Compensation Plan.
(3)	Dr. Schwartz’ base pay was increased from $650,000 to $675,000 effective January 1, 2019.
(4)	Mr. Robertson’s base pay was increased from $485,0000 to $500,000 effective January 1, 2019.
(5)	Dr. Liao joined the Company on November 15, 2018 as part of our acquisition of GENEWIZ. The amount represents the pro-rated portion of Dr. Liao’s annual base salary of $440,000.
(6)	Represents amount paid to Dr. Liao under the GENEWIZ bonus plan for the calendar year 2018, including the 46 days following the Company’s acquisition of GENEWIZ from November 15, 2018 to December 31, 2018.
(7)	Mr. Jarzynka’s base pay was increased from $380,000 to $440,000 effective January 1, 2019.
(8)	Dr. Gray’s base pay was increased from $360,000 to $375,000 effective January 1, 2019.
(9)	Represents amounts paid or accrued by the Company on behalf of Dr. Schwartz as follows: $12,600 in matching contributions to Dr. Schwartz’s account under the Company’s qualified 401(k) plan.
(10)	Represents amounts paid or accrued by the Company on behalf of Mr. Robertson as follows: $12,600 in matching contributions to Mr. Robertson’s account under the Company’s qualified 401k plan.
(11)	Represents amounts paid or accrued by the Company on behalf of Dr. Liao as follows: $15,430 in matching contributions to Dr. Liao’s account under the Company’s qualified 401(k) plan.
42 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

(12)	Represents amounts paid or accrued by the Company on behalf of Mr. Jarzynka as follows: $12,600 in matching contributions to Mr. Jarzynka’s account under the Company’s qualified 401(k) plan and an $800 patent award.
(13)	Represents amounts paid or accrued by the Company on behalf of Dr. Gray as follows: $12,861 in matching contributions to Dr. Gray’s account under the Company’s qualified 401(k) plan, and a $1,000 patent award.
(14)	Mr. Tenney served as the Company’s President, Brooks Life Sciences until September 6, 2019.
(15)	Under the terms of a Consulting Agreement with Mr. Tenney, the Company agreed to provide Mr. Tenney continued vesting of all outstanding equity grants held by Mr. Tenney until November 30, 2019, at which point the Consulting Agreement terminated and any outstanding equity grants held by Mr. Tenney that remained unvested expired. See “Grants of Plan-Based Awards Table” and “Outstanding Equity Awards at Fiscal Year End Table” below for more information.
(16)	Represents amounts paid or accrued by the Company on behalf of Mr. Tenney as follows: $14,486 in matching contributions to Mr. Tenney’s account under the Company’s qualified 401(k) plan and $569,163 in accrued severance, which includes salary continuation for 12 months and the pro-rated amount of his incentive compensation under the Company’s Performance-Based Variable Compensation Plan in the amount of $104,163 for fiscal year 2019. See “Post-Employment Benefits” below for more information with respect to our separation arrangements with Mr. Tenney.
BROOKS AUTOMATION – 2019 Proxy Statement 43

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

Grants of Plan-Based Awards Table

Fiscal Year 2019

During the fiscal year ended September 30, 2019 the following plan-based awards were granted to the named executive officers:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen S. Schwartz			$742,500	$1,485,000
	11/29/2018	(2)						24,347	$747,940
	11/29/2018	(3)			18,261	73,042	146,084		$2,243,881
Lindon G. Robertson			$500,000	$750,000
	11/29/2018	(2)						18,018	$553,513
	11/29/2018	(3)			7,670	30,678	61,356		$942,428
Guojuan Liao			330,000	495,000
	11/29/2018	(2)						7,791	$239,340
	11/29/2018	(3)			5,844	23,374	46,748		$718,049
David E. Jarzynka			$330,000	$495,000
	11/29/2018	(2)						7,791	$239,340
	11/29/2018	(3)			5,844	23,374	46,748		$718,049
David C. Gray			$225,000	$337,500
	11/29/2018	(2)						5,113	$157,071
	11/29/2018	(3)			3,835	15,339	30,678		$471,214
Maurice H. Tenney III			$372,000	$558,000
	11/29/2018	(2)						7,791(4)	$239,340
	11/29/2018	(3)			5,844	23,374	46,748		$718,049
(1)	These grants were made pursuant to a Performance-Based Variable Compensation Plan for fiscal year 2019 and reflect the target and maximum payouts with respect to fiscal year 2019. Payouts at less than target may be awarded if a threshold level of achievement (less than target achievement) of each performance metric is reached.
(2)	Amount shown is the number of time-based RSUs awarded on November 29, 2018. The RSUs will vest at a rate of one-third of the grant per year on November 15, 2019, November 15, 2020 and November 15, 2021.
(3)	Amount shown is the number of performance-based RSUs awarded on November 29, 2018 that may be earned, in part or in full, based on achieving certain three-year performance targets for the period ending September 30, 2021 and reflect threshold, target and maximum number of RSUs eligible to be earned. Any earned RSUs will vest at the end of the three-year period at the later of the date of determination by the Company’s Board of Directors of the achievement attained or November 15, 2021.
(4)	Under the terms of Mr. Tenney’s Consulting Agreement, the Company agreed to provide Mr. Tenney continued vesting of all outstanding equity grants held by Mr. Tenney that were scheduled to vest prior to November 30, 2019, at which point the Consulting Agreement terminated. Any other equity grants outstanding at the time of Mr. Tenney’s separation from the Company were canceled immediately.

Under the fiscal year 2019 Performance-Based Variable Compensation Plan, participants, other than Dr. Liao, were eligible to receive a cash bonus based on the achievement against corporate financial targets for adjusted gross margin, revenue and adjusted earnings per share, in each case for the fiscal year ended September 30, 2019. Under the 2019 Performance-Based Variable Compensation Plan, Dr. Liao was eligible to receive a cash bonus based on the achievement against financial targets for the GENEWIZ business for revenue and operating income. On November 1, 2019 the Company’s Board of Directors determined that the Company’s financial performance for the 2019 fiscal year resulted in the following percentages of target bonus being earned: 40.8% for Dr. Schwartz and Mr. Robertson, 98.0% for Dr. Liao, 27.7% for Mr. Jarzynka, 40.8% for Dr. Gray and 28.4% for Mr. Tenney. Mr. Tenney received an amount equal to a prorated portion of his 2019 Performance Based Variable Compensation Plan award pursuant to his Separation Agreement. See “Post-Employment Benefits” below for more information.

44 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

Under the 2019 - 2021 Long-Term Incentive Plan, participants were granted an award of RSUs on November 29, 2018, of which 25% vest based on the passage of time with a continuous service requirement of one-third of the grant per year on November 15, 2019, November 15, 2020 and November 15, 2021 and 75% will be earned based on the achievement of Company financial performance metrics, of which 33% will be earned based on cumulative adjusted operating profit over the three-year period, 33% will be earned based on cumulative free cash flow over the three-year period, and 34% will be earned based on average return on invested capital for the three-year period and if earned will vest on the later of the date the achievement is determined by the Board of Directors or November 15, 2021. Each financial metric is weighted and contains a minimum achievement threshold, which if not met would result in no vesting as to that metric’s weighted percentage of RSUs. If the Company’s performance exceeds the target threshold for any metric, the eligible participants could achieve up to 200% of the number of performance-based RSUs.

A discussion of the material terms of the named executive officers’ employment arrangements can be found in the Compensation Discussion and Analysis included elsewhere in this proxy statement.

Outstanding Equity Awards at Fiscal Year End Table

Fiscal Year 2019

The following table sets forth certain information concerning outstanding equity awards for each named executive officer as of September 30, 2019. There is no information regarding stock options because none of the named executive officers have been granted any stock options.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(10)	Number of Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen S. Schwartz	12,335	(1)	$456,765
				214,672	(2)	$7,949,304
	10,787	(3)	$399,443
				48,540	(4)	$1,797,436
	24,347	(5)	$901,569
				73,043	(6)	$2,704,782
Lindon G. Robertson	5,434	(1)	$201,221
				94,572	(2)	$3,502,001
	5,162	(3)	$191,149
				23,230	(4)	$860,207
	18,018	(5)	$667,207
				30,678	(6)	$1,136,006
Guojuan Liao	7,791	(5)	288,501
				23,374	(6)	$865,539
David E. Jarzynka	3,750	(1)	$138,863
				65,272	(2)	$2,417,022
	3,244	(3)	$120,125
				14,602	(4)	$540,712
	7,791	(5)	$288,501
				23,374	(6)	$865,539
David C. Gray	2,917	(1)	$108,017
				50,767	(2)	$1,879,902
	2,655	(3)	$98,278
				11,947	(4)	$442,397
	5,113	(5)	$189,334
				15,339	(6)	$568,003
Maurice H. Tenney III(7)	5,334	(1)	$197,518
				92,830	(2)	$3,437,495
	2,212	(8)	$81,910

	2,597	(9)	$96,167
(1)	The unvested units consist of RSUs granted on November 9, 2016, which vest on November 15, 2019.
BROOKS AUTOMATION – 2019 Proxy Statement 45

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

(2)	The unvested units consist of RSUs granted on November 9, 2016 that will be earned and vest based on achieving certain performance targets measured over the three-year period ended September 30, 2019. On October 31, 2019, the Human Resources and Compensation Committee determined that the Company’s financial performance over this period resulted in 193.4% of the RSUs being earned and vested.
(3)	The unvested units consist of RSUs granted on November 8, 2017, which vest in two equal installments on November 15, 2019 and on November 15, 2020.
(4)	The unvested units consist of RSUs granted on November 8, 2017 that will be earned and vest based on achieving certain performance target measured over the three-year period ending September 30, 2020.
(5)	The unvested units consist of RSUs granted on November 29, 2018 which vest in three equal installments on November 15, 2019, November 15, 2020 and November 15, 2021.
(6)	The unvested units consist of RSUs granted on November 29, 2018 that will be earned and vest based on achieving certain performance target measured over the three-year period ending September 30, 2021.
(7)	Under the terms of Mr. Tenney’s Consulting Agreement, the Company agreed to provide Mr. Tenney continued vesting of all outstanding equity grants held by Mr. Tenney until November 30, 2019, at which point the Consulting Agreement terminated and any outstanding equity grants held by Mr. Tenney that remained unvested expired.
(8)	The unvested units consist of RSUs granted on November 8, 2017, which vested on November 15, 2019. See “Post-Employment Benefits” below for more information with respect to our separation arrangements with Mr. Tenney.
(9)	The unvested units consist of RSUs granted on November 29, 2018, which vested on November 15, 2019. See “Post-Employment Benefits” below for more information with respect to our separation arrangements with Mr. Tenney.
(10)	The market value is calculated on September 30, 2019 ($37.03), the last business day of the fiscal year. All performance-based awards are valued at target, not maximum.

Stock Vested Table

Fiscal Year 2019

The following table sets forth certain information concerning all vesting of restricted stock units for each named executive officer during the fiscal year ended September 30, 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen S. Schwartz	230,476	$7,420,082
Lindon G. Robertson	104,095	$3,351,270
Guojuan Liao	—	$—
David E. Jarzynka	78,485	$2,560,019
David C. Gray	66,009	$2,127,662
Maurice H. Tenney III	117,354	$3,782,659
(1)	The value realized equals the closing price of Common Stock on the vesting dates, multiplied by the number of shares that vested.
46 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

Nonqualified Deferred Compensation Table
Fiscal Year 2019

The Company has established a nonqualified deferred compensation plan (“the Plan”) to allow eligible executives and directors to defer a portion of their compensation on a pre-tax basis and receive tax-deferred returns on those deferrals. The Plan is unfunded for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). An additional feature of the Plan is a supplemental retirement plan, or SERP, in which the Company can choose to make annual contributions to selected executives' Plan accounts.

Name	Executive Contributions in Last FY	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(d)	(e)	(f)
Lindon G. Robertson	$61,433.55	$2,990.02	$—	$369,712.09
Maurice H. Tenney III	$32,177.08	$2,446.42	$—	$34,623.50

Dr. Schwartz, Messrs. Robertson and Jarzynka, Dr. Gray and Dr. Liao are not participants in the Plan.

Pension Benefits

We do not have any qualified or nonqualified defined benefit plans.

Post-Employment Benefits

The following table sets forth the estimated payments and benefits that would be provided to each of the Company’s current named executive officers, upon termination or a termination following a change in control. The payments and benefits were calculated assuming that the triggering event took place on September 30, 2019, the last trading day of our fiscal year, and using the closing market price of the Company’s stock on that date ($37.03). Mr. Tenney’s employment with the Company terminated on September 6, 2019 and the information for Mr. Tenney is provided based on the provisions of the Separation Agreement with the Company.

Name	Event	Salary & Other Cash Payment		Health Insurance Contribution	Vesting of Stock Awards			Total
Stephen S. Schwartz	Termination Without Cause or for Good Reason	$675,000	(1)	$11,432	$			$$686,432
	Change of Control with Termination	$2,835,000	(2)	$26,698		$14,209,300	(3)	$17,070,998
Lindon G. Robertson	Termination Without Cause or for Good Reason	$500,000	(1)	$16,179	$			$516,179
	Change of Control with Termination	$2,000,000	(2)	$38,787		$6,557,791	(3)	$8,596,578
Guojuan Liao	Termination without Cause or for Good Reason	$0			$			$0
	Change of Control with Termination	$0				$1,154,040	(3)	$1,154,040
David E. Jarzynka	Termination Without Cause or for Good Reason	$220,000	(4)	$8,090	$			$228,090
	Change of Control with Termination	$1,540,000	(2)	$38,787		$4,370,762	(3)	$5,949,549
David C. Gray	Termination Without Cause or for Good Reason	$187,500	(4)	$8,540	$			$196,040
	Change of Control with Termination	$1,200,000	(2)	$36,759		$3,285,931	(3)	$4,522,690
Maurice H. Tenney III(5)	Termination Without Cause or for Good Reason	$465,000	(1)	$11,432	$			$476,432
	Change of Control with Termination	N/A
(1)	Under the terms of Dr. Schwartz’s employment agreement and the offer letter for Mr. Robertson, if the executive is terminated by the Company without cause, or if he resigns for good reason, the Company shall pay an amount equal to one year’s current base salary, paid in bi-weekly payments as severance in salary continuation; an amount equal to the pro rata incentive bonus for the completed portion of the current annual pay period (for purposes of this table, we have assumed each executive received his bonus for the fiscal year). During the salary continuation period, the Company will continue to pay the employer portion of the cost of the health insurance plans in which the executive was a participant as of the termination date. If he or she has not found a full-time comparable executive position with another employer during the initial salary continuation period, the Company will extend the bi-weekly salary on a payroll to payroll basis until the earlier to occur of (A) one additional year (26 additional bi-weekly payments) or (B) the date he secures full-time employment. For purposes of this table we have assumed the executive will find a full-time comparable executive position with another employer during the initial salary continuation period.
BROOKS AUTOMATION – 2019 Proxy Statement 47

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

(2)	Under the terms of the Change in Control Agreement with each of Dr. Schwartz, Mr. Robertson, Mr. Jarzynka, and Dr. Gray, if the executive is terminated without cause, or resigns for good reason, within two years following or the six month period prior to a change in control, the executive will be entitled to receive a severance amount equal to two times the sum of the executive’s annual base salary plus the executive’s target annual cash bonus payable in bi-weekly installments over the two-year period. In addition, the executive will entitled to a lump sum payment equal to the estimated cost of the executive’s continued welfare benefits (health, dental, and life and disability insurance) for a two-year period following termination.
(3)	Under the terms of each named executive officer’s equity award agreement, in the event of a change-in-control, followed by a termination without cause or termination for good reason within one year, all unvested awards would immediately vest, including any performance-based awards that have not yet been earned calculated at the target award amount.
(4)	Under the terms of Dr. Gray’s and Mr. Jarzynka’s offer letters entered into in November 2016, if the executive is terminated by the Company without cause, or if he resigns for good reason, the Company shall pay an amount equal to six months of current base salary, paid in bi-weekly payments as severance in salary continuation; an amount equal to the pro rata incentive bonus for the completed portion of the current annual pay period (for purposes of this table, we have assumed each executive received his bonus for the six month period). During the salary continuation period, the Company will continue to pay the employer portion of the cost of the health insurance plans in which the executive was a participant as of the termination date. If he has not found a full-time comparable executive position with another employer during the initial salary continuation period, the Company will extend the bi-weekly salary on a payroll to payroll basis until the earlier to occur of (A) six additional months or (B) the date he secures full-time employment. For purposes of this table we have assumed the executive will find a full-time comparable executive position with another employer during the initial salary continuation period.
(5)	Mr. Tenney’s employment with the Company terminated on September 6, 2019. Under the terms of Mr. Tenney’s Separation Agreement, the Company agreed to provide Mr. Tenney (a) severance in the amount of $465,000, payable biweekly over a 12-month period, provided, if Mr. Tenney has not found a full-time position during such 12-month period, the Company will extend the biweekly payments until the earlier of the date Mr. Tenney begins new employment and an additional 12 months (the “Severance Period”), (b) an award under the Company’s Performance-Based Variable Compensation Plan for Fiscal 2019 in the amount of $104,163, and (c) group health insurance and dental insurance under the federal Consolidated Omnibus Budget Reconciliation Act (COBRA) during the Severance Period. Under the terms of Mr. Tenney’s Consulting Agreement, the Company agreed to provide Mr. Tenney continued vesting of all outstanding equity grants held by Mr. Tenney that were scheduled to vest prior to November 30, 2019, at which point the Consulting Agreement terminated. Any other outstanding grants held by Mr. Tenney at the time of separation were immediately canceled.
48 BROOKS AUTOMATION – 2019 Proxy Statement

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

CEO PAY RATIO

Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to disclose the median of the annual total compensation of our employees (excluding our principal executive officer), the annual total compensation of our principal executive officer, President and Chief Executive Officer, Stephen S. Schwartz, and the ratio of these two amounts. The Company’s pay ratio may not be comparable to the pay ratios of other companies given varying workforce composition and pay practices, as well as the flexibility permitted in identifying the median employee.

The Company determined that the 2019 annual total compensation of our median employee as of September 30, 2019 was $49,619 and Dr. Schwartz’s annual total compensation for 2019 was $3,975,023, both of which were calculated in accordance with Item 402(c) of Regulation S-K. The ratio of these amounts was 80:1.

The Company selected September 30, 2019, the last day of our most recently-completed fiscal year, as the effective date used to identify the median employee. As of this date the Company employed approximately 3,068 employees globally. The Company did not elect to make any exclusions as permitted under the SEC’s de minimis rule.

The Company used a Consistently Applied Compensation Measure to identify the median employee based on the sum of base pay/regular wages, overtime and target bonus. The Company elected to include bonus payments given the broad participation rates in these programs across our employee base. Annualized salary rates for full-time employees and hourly pay rates and scheduled hours worked were used as reasonable estimates of salary/wages.

BROOKS AUTOMATION – 2019 Proxy Statement 49

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth certain information as of September 30, 2019 regarding the shares of our Common Stock available for grant or granted under stock option plans that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by stockholders(1)	1,782,726	$24.63	2,946,305	(3)
Equity compensation plans not approved by stockholders	0
Total	1,782,726		2,946,305
(1)	Consists of restricted stock units.
(2)	Excludes securities reflected in the first column of the table.
(3)	Includes 992,284 shares available for issuance under our Employee Stock Purchase Plan.

RELATED PARTY TRANSACTIONS

Under existing SEC rules, some transactions, commonly referred to as “related party transactions,” are required to be disclosed to stockholders. Examples of related party transactions include transactions or proposed transactions between us and:

•	an executive officer, director or director nominee;
•	any person who is known to be the beneficial owner of more than 5% of our common stock;
•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; and
•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Under the Nasdaq Stock Market rules we are required to conduct an appropriate review of any such transaction and either the Audit Committee or the independent directors are required to approve the transaction. All related party transactions must also be disclosed in our applicable filings with the SEC as required under SEC rules. Our Audit Committee Charter also requires that members of the Audit Committee approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In addition, the Conflicts of Interest provisions of our Standards of Conduct cover, among other things, all transactions involving our relationships with service providers, suppliers and others. Our policy requires the disclosure of any relationship that could be seen to affect the application of independent and sound judgment of Brooks in connection with relationships with prospective or existing suppliers, contractors, customers, competitors or regulators. In the case of employees this calls for disclosure of any relationship to management. Members of our Board of Directors would normally make this disclosure to the chairman of the board. During Fiscal Year 2019, we entered into related party transactions with Admera Health, a privately owned advanced molecular diagnostics company, of which our named executive officer, Dr. Liao, owns approximately 17% of the outstanding equity interest. During fiscal year 2019, Admera Health paid the Company approximately $508,000 related to transition services provided to Admera Health by the Company, including rent and utilities for office space sub-leased to Admera Health, healthcare insurance coverage paid by the Company on behalf of Admera Health and the purchase of material supplies by the Company on behalf of Admera Health.

50 BROOKS AUTOMATION – 2019 Proxy Statement

PROPOSAL NO. 2   ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 2   ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking your advisory vote as required by Section 14A of the Securities Exchange Act of 1934, as amended, on the approval of the compensation of our named executive officers as disclosed in this proxy statement under the heading “Executive Officers” including under the heading “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices of executive compensation described in this proxy statement. The advisory vote is not a vote on the Company’s compensation practices for non-executive employees or the Company’s Board of Directors.

As described in detail under the heading “Executive Officers-Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific short-term and long-term goals. Please see the “Compensation Discussion and Analysis” for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2019 compensation of our named executive officers.

Our Board of Directors is asking stockholders to provide a non-binding advisory vote that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, included in this proxy statement under the heading “Executive Officers-Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation and the accompanying narrative disclosure, is approved.

The Human Resources and Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

This vote on the compensation of our named executive officers is advisory, and therefore not binding on the Company, the Human Resources and Compensation Committee or our Board of Directors. Our Board of Directors and our Human Resources and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Human Resources and Compensation Committee and the Board of Directors will evaluate whether any actions are necessary to address those concerns.

We will hold an advisory vote on executive compensation annually, and will ask stockholders to vote on the frequency of those advisory votes every six years. Our next vote on the frequency of advisory votes on executive compensation will be at the 2024 annual meeting of stockholders.

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO APPROVE, ON A
NON-BINDING, ADVISORY BASIS, THE EXECUTIVE COMPENSATION CONTAINED IN THIS
PROXY STATEMENT IS IN THE BEST INTERESTS OF BROOKS AND OUR STOCKHOLDERS
AND THEREFORE RECOMMENDS A VOTE “FOR” THIS PROPOSAL NO. 2.

BROOKS AUTOMATION – 2019 Proxy Statement 51

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

To The Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Management has represented to the Audit Committee that our consolidated financial statements for the fiscal year ended September 30, 2019 were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and separately with the independent auditors. It is the Audit Committee that engaged our independent auditors for the year ended September 30, 2019, and the Audit Committee determines annually who shall act as our independent auditors. For the year ended September 30, 2019, the Audit Committee sought and obtained from our stockholders the ratification of their choice of independent auditors. The Audit Committee is seeking similar ratification of their choice of independent auditors for the fiscal year that will end September 30, 2020.

The Audit Committee, in accordance with its charter and recurring meeting agenda, reviewed with the independent auditors the accounting policies and practices critical to our financial statements, the alternative treatments within general accepted accounting principles for policies and practices related to material items that have been discussed with management, the ramifications of each alternative, and the independent auditors’ preferred treatment. The Audit Committee also reviewed the material written communications between management and the independent auditors. Our management, including our chief executive officer and chief financial officer, conducted an assessment of the effectiveness of our internal control over financial reporting as of September 30, 2019 and concluded our internal control over financial reporting was not effective as of September 30, 2019 because of the material weaknesses discussed below. In addition, based upon the foregoing evaluation, our management, including our chief executive officer and chief financial officer, concluded that, as a result of these material weaknesses, our disclosure controls and procedures also were not effective as of September 30, 2019. Management concluded, to which our independent auditors agreed, that we did not maintain effective controls related to (i) the accuracy of revenue recorded at a business unit within our Brooks Life Sciences segment, and (ii) the occurrence and cutoff of revenue on products shipped to customers from contract manufacturers for a business unit within our Brooks Semiconductor Solutions Group segment. Specifically, with respect to our Brooks Life Sciences segment, we did not maintain effective controls to verify the accuracy of the price and quantity data for customer transactions entered into the business unit’s billing system, and to verify that the invoices generated from the billing system were based on the appropriate amounts, and with respect to our Brooks Semiconductor Solutions Group segment, we did not maintain effective controls to verify that revenue from product shipments from contract manufacturers in the applicable business unit were evaluated for proper revenue recognition at the point of transfer of control. Management concluded that notwithstanding the identified material weaknesses, our financial statements included in our annual report on Form 10-K for the year ended September 30, 2019 fairly represent in all material respects our financial condition, results of operations and cash flows at and for the periods presented in accordance with generally accepted accounting principles. The Audit Committee reviewed management’s assessment of the effectiveness of our internal control over financial reporting and also met with the independent auditors, with and without management present, to discuss the independent auditors’ evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee agreed with the foregoing conclusion of management and the independent auditors. The Audit Committee also regularly reviews whether there have been communications to our telephone and electronic hotlines and reviews and monitors the responses to any such communications. All call reports from the independent company that staffs and operates these hotlines are directed in the first instance to, among others, the Chair of the Audit Committee, except where local law requires otherwise. The Audit Committee further reviews whether there have been any changes to our Standards of Conduct and whether any waivers to those standards have been granted. The Audit Committee has discussed with the independent auditors the matters required to be discussed under the applicable requirements of the PCAOB. The Audit Committee has also discussed the results of the internal audit examinations.

As noted under “Board Risk Oversight” above, the Audit Committee operates under the direction of the Executive Committee in helping to assess and address the Company’s business risks. In that process, the Audit Committee reviews with management the process employed by management to conduct a risk assessment survey, and also reviews and discusses with management and our independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

Our independent auditors provided the Audit Committee with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) which requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also reviewed with the independent auditors the relevant SEC rules with respect to independence of auditors.

52 BROOKS AUTOMATION – 2019 Proxy Statement

AUDIT COMMITTEE REPORT

Based on its review, the Audit Committee has recommended to the Board of Directors that our audited consolidated financial statements for the fiscal year ended September 30, 2019, management’s report on its assessment on the effectiveness of internal control over financial reporting as of September 30, 2019, and the independent auditors’ reports be included in our annual report on Form 10-K for the fiscal year ended September 30, 2019. Further, the Audit Committee has determined to engage PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending September 30, 2020. The Audit Committee will closely monitor the Company’s efforts to remediate the material weaknesses and the Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s future assessments of the effectiveness of these internal controls.

Respectfully submitted,

Audit Committee:

Alfred Woollacott, III, Chairman
Michael Rosenblatt
Mark S. Wrighton

BROOKS AUTOMATION – 2019 Proxy Statement 53

INDEPENDENT AUDITOR FEES AND OTHER MATTERS

INDEPENDENT AUDITOR FEES AND OTHER MATTERS

Set forth below are the fees paid by Brooks to its independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), for the fiscal years ended September 30, 2019 and September 30, 2018.

	2019	2018
Audit Fees	$2,883,879	$3,279,277
Audit-Related Fees	$15,000	$294,129
Tax Fees	$288,619	$157,077
All Other Fees	$2,756	$2,756

Description of Services

Audit Fees: Comprise fees and expenses for professional services rendered in connection with the audit of our financial statements for the fiscal years ended September 30, 2019 and 2018, respectively, for the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during those years, and for services provided in connection with statutory and regulatory filings or engagements in those years.

Audit-Related Fees: Comprise fees for professional services for assurance and related services reasonably related to the performance of an audit or review in the fiscal years ended September 30, 2019 and 2018. In fiscal year 2019, the Company incurred $15,000 in audit related fees to PwC in connection with SEC filings. In fiscal year 2018, the Company incurred $195,184 in audit related fees to PwC for pre-acquisition due diligence, $86,645 for technical accounting consulting services and $12,300 in connection with SEC filings.

Tax Fees: Comprise fees for tax compliance, tax advice and tax planning. Tax services encompass a variety of permissible services including international tax compliance, expatriate tax services and tax consulting. For fiscal year 2019, the tax fees included $101,358 for U.S. tax services and the remainder for non-U.S. tax compliance. For fiscal year 2018, the tax fees included $63,544 for U.S. tax services and the remainder for non-U.S. tax compliance.

All Other Fees: Comprise fees for certain web-based accounting research tools paid to PwC in fiscal years 2019 and 2018.

The Audit Committee has considered and determined that the provision of the non-audit services noted in the foregoing table is compatible with maintaining PwC’s independence.

Pre-Approval Policy and Procedures

The Audit Committee’s charter sets forth the Audit Committee’s obligations relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. The charter provides that we will not engage our independent registered public accounting firm to provide audit or non-audit services unless the service is pre-approved by the Audit Committee. In addition, we will not engage any other accounting firm to provide audit services unless such services are pre-approved by the Audit Committee.

In connection with the foregoing, the Audit Committee may approve specific services in advance. In addition, from time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval of types of services is detailed as to the particular service or type of service to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the Chair of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

54 BROOKS AUTOMATION – 2019 Proxy Statement

PROPOSAL NO. 3  RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 3  RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee has appointed PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020, and stockholders are asked to ratify the selection at the Annual Meeting. The Audit Committee has considered and determined that PwC has no commercial relationship with the Company that would impair its independence in the next fiscal year. Representatives of PwC will be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. We do not expect the representatives to make any statements apart from responding to inquiries. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders. An affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve this Proposal No. 3. Abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF BROOKS AND OUR STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

OTHER MATTERS

Standards of Conduct

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market rules, we have adopted Standards of Conduct that apply to all officers, directors and employees, covering a wide range of matters, including finance and accounting standards specifically applicable to our senior financial officers related to the protection of the integrity of our financial records and reports. A copy of our Standards of Conduct is publicly available on our website at www.brooks.com. If we make any substantive amendment to the Standards of Conduct or grant any waiver, including any implicit waiver, from a provision thereof to the persons covered by the Standards of Conduct, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on the above-named website or in a Current Report on Form 8-K.

Stockholder Proposals and Recommendations For Director

Proposals which stockholders intend to present at our 2021 annual meeting of stockholders and wish to have included in our proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by the Company no later than August 19, 2020. If a proponent fails to notify us by November 2, 2020 of a non-Rule 14a-8 stockholder proposal which it intends to submit at our 2021 annual meeting of stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the person named in each proxy to vote with respect to such matter.

Stockholders may make recommendations to the Nominating and Governance Committee of candidates for its consideration as nominees for director by submitting the name and qualifications of such person to the Nominating and Governance Committee. These recommendations and any proposals for inclusion in the proxy statement for the 2021 annual meeting of stockholders should be sent to the Nomination and Governance Committee c/o Board of Directors, Brooks Automation, Inc. at our principal executive offices, 15 Elizabeth Drive, Chelmsford, MA 01824.

Nominations for directors in connection with the 2021 annual meeting of stockholders should be received by the Company no later than October 26, 2020. Any persons recommended should at a minimum meet the criteria and qualifications referred to in the Nominating and Governance Committee’s charter and in accordance with our Stockholder Nomination process and our Corporate Governance Guidelines, each of which is available on our website. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation have beneficially owned 5% or more of our Common Stock for at least one year.

Voting Results

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Current Report on Form 8-K, then we will file an amendment to the Current Report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

BROOKS AUTOMATION – 2019 Proxy Statement 55

OTHER MATTERS

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us or your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can also request prompt delivery of a copy of this proxy statement. All such requests should be made in writing to our Investor Relations department at the following address: Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, MA 01824 or by telephone at the following number: (978) 262-2400.

Material Not Incorporated by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by us under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Audit Committee Report,” and “Human Resources and Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 as filed with the SEC are being mailed to our stockholders of record with this proxy statement and are available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824. It is also available at our website www.brooks.com.

IT IS IMPORTANT THAT PROXIES BE AUTHORIZED PROMPTLY.
THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN
THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE OR PROMPTLY SUBMIT A PROXY BY TELEPHONE OR THE INTERNET.

56 BROOKS AUTOMATION – 2019 Proxy Statement

Appendix A

Appendix A

Reconciliation of Non-GAAP to GAAP Financial Measures Used in Proxy Statement

Use of Non-GAAP Financial Measures

Brooks Automation, Inc. (the “Company”) supplements its financial measures under U.S. generally accepted accounting principles, or GAAP, with certain non-GAAP financial measures to provide stockholders a better perspective on the results of business operations, which the Company believes is more comparable to the similar analysis provided by its peers. These measures are not presented in accordance with, nor are they a substitute for GAAP measures. These measures should always be considered in conjunction with appropriate GAAP measures.

A reconciliation of the non-GAAP measures of Adjusted Gross Margin, Adjusted EPS and Adjusted Operating Income to Gross Profit Margin, Diluted EPS and Operating Profit, respectively, the most comparable GAAP measure to each non-GAAP measure is included below. Management adjusted the GAAP results for the impact of amortization of intangible assets, restructuring charges, purchase price accounting adjustments and charges related to M&A to provide investors better perspective on the results of operations which the Company believes is more comparable to the similar analysis provided by its peers. Management also excludes special charges and gains, such as impairment losses, gains and losses from the sale of assets, as well as other gains and charges that are not representative of the normal operations of the business. In this context, the Company has also removed the effect of reversing the valuation allowance reserve on the U.S. deferred income tax assets. Amounts presented in the tables below are in millions, except per share amounts.

	FY'19
	GAAP Results FY19	Merger and Acquistion Costs	Amortization Expense	Restructuring & Related Charges	Loss on debt extinguishment	Tax Effect on Adjustments	Other Tax Items	Non-GAAP Results FY19
Revenue	780.8	—	—	—	—	—	—	780.8
Gross profit	316.3	0.2	10.4	0.3	—	—	—	327.2
Gross profit margin	40.5%							41.9%

Operating Expenses	(268.3)	6.7	24.7	—	—	—	—	(236.9)
Restructuring charges	(1.9)	—	—	1.9	—	—	—	—
Operating profit	46.0	6.9	35.2	2.2	—	—	—	90.2
Operating profit margin	5.9%							11.6%

Interest income (expense), net	(20.8)	—	—	—	—	—	—	(20.8)
Loss on debt extinguishment	(14.3)	—	—	—	14.3	—	—	—
Other income (expense), net	(1.5)	—	—	—	—	—	—	(1.5)
Income tax benefit (provision)	0.1	—	—	—	—	(14.3)	1.6	(12.7)
Net Income	9.6	6.9	35.2	2.2	14.3	(14.3)	1.6	55.3
Diluted earnings per share	0.13	0.09	0.49	0.03	0.20	(0.20)	0.02	0.76

BROOKS AUTOMATION – 2019 Proxy Statement A-1

Appendix A

	FY'18
	GAAP Results FY18	Merger and Acquisition Costs	Amortization Expense	Restructuring Charges	Noncontrolling Interest	Tax Effect on Adjustments	Other Tax Items	Non-GAAP Results FY18
Revenue	631.6	—	—	—	—	—	—	631.6
Gross profit	246.1	1.9	4.9	—	—	—	—	252.9
Gross profit margin	39.0%							40.0%

Operating expenses	(214.0)	6.9	19.3	—	—	—	—	(187.7)
Restructuring charges	(0.7)	—	—	0.7	—	—	—	—
Operating profit	31.4	8.8	24.2	0.7	—	—	—	65.2
Operating profit margin	5.0%							10.3%

Interest income (expense), net	(7.6)	—	—	—	—	—	—	(7.6)
Other income (expense), net	(3.3)	—	—	—	—	—	—	(3.3)
Income tax benefit (provision)	47.3	—	—	—	—	(12.5)	(43.7)	(9.0)
Income from noncontrolling interest	0.1	—	—	—	(0.1)	—	—	—
Net Income	67.8	8.8	24.2	0.7	(0.1)	(12.5)	(43.7)	45.3
Diluted earnings per share	0.95	0.12	0.34	0.01	(0.00)	(0.18)	(0.62)	0.64
	FY’17
	GAAP Results FY 17	Merger and Acquisition Costs	Amortization Expense	Restructuring Charges	Tax Related Adjustments	Other Special Charges	Non-GAAP Results FY17
Revenue	527.5	—	—	—	—		527.5
Gross profit	198.9	0.5	3.9	—	—		203.3
Gross profit margin	37.7%						38.5%

Operating Expenses	(181.4)	8.3	13.2	—	—		(159.9)
Restructuring charges	(3.1)	—	—	3.1	—		—
Operating profit	14.3	8.8	17.1	3.1	—		43.4
Operating profit margin	2.7%						8.2%

Interest income (expense), net	0.1	—	—	—	—		0.1
Other income (expense), net	0.1	—	—	—		(1.8)	(1.7)
Income tax benefit (provision)	(3.4)	(1.0)	(1.9)	(0.2)	(4.0)	0.1	(10.4)
JV and noncontrolling interests	(0.5)	—	—	—		0.2	(0.2)
Net Income	10.7	7.8	15.2	2.9	(4.0)	(1.5)	31.2
Diluted earnings per share	0.15	0.11	0.22	0.04	(0.06)	(0.02)	0.44

A-2 BROOKS AUTOMATION – 2019 Proxy Statement

Appendix A

	FY’16
	GAAP Results FY 16	Merger and Acquisition Costs	Amortization Expense	Restructuring Charges	Tax Related Adjustments	Other Special Charges	Non-GAAP Results FY16
Revenue	434.0	—	—	—	—	—	434.0
Gross profit	156.7	0.6	4.0	—	—	—	161.3
Gross profit margin	36.1%						37.2%

Operating Expenses	(163.5)	3.4	10.8	—	—	0.8	(148.6)
Restructuring charges	(10.2)	—	—	10.2	—	—	—
Operating profit	(17.1)	4.0	14.8	10.2	—	0.8	12.7
Operating profit margin	(3.9%)						2.9%

Interest income (expense), net	0.3	—	—	—	—	—	0.3
Other income (expense), net	(1.4)	—	—	—	—	—	(1.4)
Income tax benefit (provision)	(66.3)	(0.8)	(3.2)	(1.9)	76.5	(0.3)	4.0
JV and noncontrolling interests	(1.1)	—	—	—	—	—	(1.1)
Net Income (loss)	(85.5)	3.2	11.6	8.3	76.5	0.5	14.6
Diluted earnings (loss) per share	(1.25)	0.05	0.17	0.12	1.12	0.01	0.21

BROOKS AUTOMATION – 2019 Proxy Statement A-3

Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824

BROOKS AUTOMATION, INC.
15 ELIZABETH DRIVE
CHELMSFORD, MA 01824
ATTN: CORPORATE SECRETARY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 01/23/2020 for shares held directly and by 11:59 P.M. ET on 01/21/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 01/23/2020 for shares held directly and by 11:59 P.M. ET on 01/21/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) A. Clinton Allen
02) Robyn C. Davis
03) Joseph R. Martin
04) Krishna G. Palepu
05) Michael Rosenblatt
06) Stephen S. Schwartz
07) Alfred Woollacott, III
08) Mark S. Wrighton
09) Ellen M. Zane

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000433754_1 R1.0.1.18

The 2020 Annual Meeting of Stockholders of Brooks Automation, Inc. will be held on January 24, 2020, at 10:00 a.m., local time, at the Four Seasons Hotel Boston, 200 Boylston Street, Boston, Massachusetts 02116, for the matters stated on the reverse side.

The Board of Directors has fixed November 25, 2019 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting and to authorize your proxy, however, you are urged to complete, date, sign and return the enclosed Proxy Card (a postage-paid envelope is enclosed for that purpose) as promptly as possible.

Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement, Annual Report on Form 10-K, and Shareholder Letter are available at www.proxyvote.com

Stephen S. Schwartz and Lindon G. Robertson, or either of them, with full power to act alone, each with the power of substitution, are hereby appointed attorneys and proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Brooks Automation, Inc. to be held on January 24, 2020, or at any postponement or adjournment thereof. All previous proxies granted by the undersigned with respect to such meeting are hereby revoked. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BROOKS AUTOMATION, INC. BOARD OF DIRECTORS.

YOU ARE URGED TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING THE SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

Continued and to be signed on reverse side

0000433754_2 R1.0.1.18